Exhibit 2

English Translation of Notice of Extraordinary Shareholders’ Meeting

July 9, 2010

Company name	Biscaye Holdings Co., Ltd.
Representative	Mitsugu Kishida, President and Representative Director
Securities code	7542 (JASDAQ)
Contact	Akihiko Tando, Corporate Planning Office Tel: +81 3-5797-5575

Notice of Extraordinary Shareholders’ Meeting

Dear Shareholder:

You are cordially invited to attend an extraordinary meeting of Biscaye Holdings’s shareholders. Details appear below.

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

1. Date and Time	2:00 p.m., Monday, July 26, 2010
2. Venue	Conference Room G701 Glass Building Tokyo International Forum 5-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo
3. Agenda
Items to be voted on	(The proposal is summarized in the Proxy Materials below.)
Proposal	Approval of share exchange between Biscaye Holdings Co., Ltd. and Toyota Tsusho Corporation

Proxy Materials

Solicitor of proxies	Mitsugu Iwata President and Representative Director Biscaye Holdings Co., Ltd.

Proposal: Approval of share exchange between Biscaye Holdings Co., Ltd. and Toyota Tsusho Corporation

Biscaye Holdings Co., Ltd. (“Biscaye Holdings”) and Toyota Tsusho Corporation (“Toyota Tsusho”) agreed to conduct a share exchange (the “Share Exchange”) with an effective date of August 31, 2010, that will make Toyota Tsusho the parent company and sole shareholder of Biscaye Holdings and Biscaye Holdings a wholly-owned subsidiary of Toyota Tsusho. The two companies subsequently concluded a share exchange agreement dated May 28, 2010 (the “Share Exchange Agreement”).

We are therefore asking for your approval of the Share Exchange.

If this proposal is approved, Biscaye Holdings common stock is to be delisted from the Osaka Securities Exchange before the Share Exchange’s effective date.

1. Reason for conducting the Share Exchange

Biscaye Holdings and Toyota Tsusho concluded an equity-based business alliance agreement in April 2007, in conjunction with which Toyota Tsusho received newly issued equity in Biscaye Holdings through a private placement. The two companies have pursued synergy effects by, for example, drawing on their areas of strength to jointly generate business.

The fast fashion business—which primarily consists of inexpensively priced items—has enjoyed support in the apparel industry as consumers’ lifestyles change, their needs grow increasingly diverse, and competition among companies and store formats intensifies. Amid this environment, Biscaye Holdings has diversified its brands and transitioned to a retail business structure while working in cooperation with Toyota Tsusho on various operational reforms geared toward rebuilding its brand-based business and pursuing new businesses. Specifically, Biscaye Holdings has successfully downsized inventory by refining production and purchase planning and flexibly reviewing sales plans. To rebuild its brand-based business (i.e., restructure its subsidiaries), the company also merged its three women’s brand subsidiaries and withdrew from its men’s brand business. However, the prolonged global economic recession spurred by the US subprime meltdown has put considerable pressure on employment and incomes, leading to a decline in consumer spending and defensive spending patterns. Biscaye Holdings therefore faces a tough operating environment as consumer spending continues to decline, most notably in the department store and specialty store markets.

In light of the situation, Toyota Tsusho and Biscaye Holdings recognized the need to more tightly and effectively utilize both companies’ respective resources and restructure their businesses under an operating structure that more closely unifies both companies. The companies accordingly agreed to conduct the Share Exchange.

Toyota Tsusho is pursuing a balanced earnings structure through expansion of its non-automotive businesses, which includes consumer-related business, in addition to its core automotive business. Upon making Biscaye Holdings a wholly-owned subsidiary through the Share Exchange, Toyota Tsusho aims to use Biscaye Holdings’s unique, innovative brands and associated product planning capabilities to further strengthen and expand Biscaye Holdings’s business foundations, thereby boosting earnings from the consumer-related business and leading to an expansion of the non-automotive business.

Biscaye Holdings will become Toyota Tsusho’s wholly-owned subsidiary through the Share Exchange, enabling it to effectively utilize the Toyota Tsusho Group’s resources and fulfill its growth strategy under an agile, flexible operating structure.

We would appreciate your approval of the Share Exchange.

2. Content of the Share Exchange Agreement

SHARE EXCHANGE AGREEMENT (COPY)

This agreement is dated May 28, 2010, and is between Toyota Tsusho Corporation with its principal address at 9-8 Meieki 4-chome, Nakamura-ku, Nagoya, Aichi (“Toyota Tsusho”) and Biscaye Holdings Co., Ltd. with its principal address at 22-14 Kaminoge 2-chome, Setagaya-ku, Tokyo (“Biscaye Holdings”).

Section 1. Share exchange

Toyota Tsusho and Biscaye Holdings shall, pursuant to the provisions hereof, conduct a share exchange (the “Share Exchange”) that will make Toyota Tsusho the parent company and sole shareholder of Biscaye Holdings and Biscaye Holdings a wholly-owned subsidiary of Toyota Tsusho, and Toyota Tsusho shall, through the Share Exchange, acquire all issued shares of Biscaye Holdings except for the shares of Biscaye Holdings common stock currently held by Toyota Tsusho.

Section 2. Method for calculating the number of shares to be delivered under the Share Exchange and the allotment of shares

(1)	Toyota Tsusho shall, under the Share Exchange, issue shares of Toyota Tsusho common stock for shares of Biscaye Holdings common stock to those shareholders of Biscaye Holdings (excluding Toyota Tsusho) (“Biscaye Holdings Shareholders”) who are recorded or registered on Biscaye Holdings’s shareholders’ register at the time Toyota Tsusho acquires, through the Share Exchange, all issued shares of Biscaye Holdings (“Base Time”) except for the shares of Biscaye Holdings common stock currently held by Toyota Tsusho.

(2)	The total number of shares to be delivered under the preceding paragraph will represent the total number of Biscaye Holdings shares held by Biscaye Holdings Shareholders, multiplied by 0.05.

(3)	Toyota Tsusho shall, under the Share Exchange, issue to Biscaye Holdings Shareholders 0.05 shares of Toyota Tsusho common stock for each share of Biscaye Holdings common stock. Any fractions constituting less than one share of Toyota Tsusho will be handled in accord with Article 234 of the Companies Act.

(4)	Toyota Tsusho shall cover the allotment of shares to be delivered under the Share Exchange with treasury stock without issuing new stock.

Section 3. Information on Toyota Tsusho’s capital stock and capital reserves

Toyota Tsusho’s capital stock and capital reserves will increase by the following amounts as a result of the Share Exchange.

(1)	Capital stock

¥0

(2)	Capital reserve

Amount to be separately determined by Toyota Tsusho pursuant to Article 39(2) of the Ordinance on Company Accounting.

(3)	Earnings reserve

¥0

Section 4. Effective date

The effective date of this Share Exchange is August 31, 2010 (“Effective Date”) provided, however, that when necessitated by the Share Exchange procedures or otherwise, the Effective Date may be changed by agreement between Toyota Tsusho and Biscaye Holdings.

Section 5. General meetings of shareholders for approval of the Share Exchange

(1)	Toyota Tsusho shall, in accordance with Article 796, paragraph 3, main clause, of the Companies Act, conduct the Share Exchange without obtaining the approval for this agreement at a general meeting of its shareholders as allowed by Article 795, paragraph 1, of the Companies Act, unless shareholders who hold shares in the number prescribed in Article 796, paragraph (4), of the Companies Act or Article 197 of the Companies Act Enforcement Regulations notify Toyota Tsusho that such shareholders dissent from the Share Exchange. If this happens, Toyota Tsusho and Biscaye Holdings shall without delay discuss and agree on whether to continue or end the Share Exchange. If Toyota Tsusho and Biscaye Holdings decide to continue the Share Exchange procedures, Toyota Tsusho shall, no later than the day before the Effective Date, present a resolution to the general meeting of its shareholders (“General Meeting of Shareholders for Approval of Share Exchange”) with respect to the approval of this agreement and other requirements of the Share Exchange.

(2)	Biscaye Holdings shall present a resolution to the extraordinary general meeting of its shareholders scheduled on July 26, 2010 (tentative) (“General Meeting of Biscaye Holdings Shareholders for Approval of Share Exchange”) with respect to the approval of this agreement and other requirements of the Share Exchange.

(3)	The procedures set forth in the preceding paragraphs (1) and (2) (including the date of the general meeting of the shareholders for approval of share exchange) may be changed by agreement between Toyota Tsusho and Biscaye Holdings when necessitated by the Share Exchange procedures or otherwise.

Section 6. Cancellation by Biscaye Holdings of treasury stock

Biscaye Holdings shall, to the extent practical, cancel at the Base Time its treasury stock (including any stock acquired from dissenting shareholders exercising their statutory put right) by resolution at a meeting of the board of directors to be held by the day before the Effective Date of the Share Exchange.

Section 7. Administration, etc., of the property of the companies

Toyota Tsusho and Biscaye Holdings shall, from the date hereof through the Effective Date, conduct their respective businesses or control and manage their respective properties with due diligence. Any action that would materially affect their respective properties, rights, or obligations shall be taken pursuant to prior discussion and agreement between Toyota Tsusho and Biscaye Holdings.

Section 8. Treatment of Biscaye Holdings share warrants

Upon approval of the share exchange agreement at Biscaye Holdings’s extraordinary general meeting of its shareholders held pursuant to Section 5(2) hereof, Biscaye Holdings’s board of directors shall promptly adopt a resolution cancelling all outstanding share warrants that Biscaye Holdings is to acquire under such approval, and Biscaye Holdings shall cancel such outstanding share warrants.

Section 9. Duty of diligence

Toyota Tsusho and Biscaye Holdings shall, from the date hereof through the Effective Date, conduct their respective businesses or control their respective properties with due diligence. Any action that would materially affect their respective properties, rights or obligations shall be taken pursuant to prior discussion and agreement between Toyota Tsusho and Biscaye Holdings.

Section 10. Changes to Share Exchange conditions and termination

If any of the following events occur, from the date hereof through the Effective Date, to either of the parties, the other party may terminate this agreement. However, the matter will be discussed by Toyota Tsusho and Biscaye Holdings before either terminates this agreement. Also in such case, the Share Exchange conditions or other conditions hereof may be changed by agreement between Toyota Tsusho and Biscaye Holdings.

(1)	Toyota Tsusho or Biscaye Holdings materially breaches of any of its obligations hereof;

(2)	Toyota Tsusho’s or Biscaye Holdings’s financial condition or results change materially; or

(3)	Any material event that would cause difficulty in the Share Exchange procedures occurs.

Section 11. Effectiveness of this agreement

If shareholders that hold the shares in the number prescribed in Article 796, paragraph (4), of the Companies Act or Article 197 of the Companies Act Enforcement Regulations notify Toyota Tsusho that such shareholders dissent from the Share Exchange, and if Toyota Tsusho and Biscaye Holdings determine, through discussion between the parties and by agreement, to end the Share Exchange procedures pursuant to Section 5(1) hereof, or if the approval is not obtained at the General Meeting of the Shareholders of Toyota Tsusho for Approval of Share Exchange or at the General Meeting of the Biscaye Holdings Shareholders for Approval of Share Exchange with respect to this Agreement and other requirements for the Share Exchange (if Toyota Tsusho and Biscaye Holdings determine to continue the Share Exchange procedures pursuant to Section 5(1) hereof), then this Agreement shall cease to be effective.

Section 12. Governing law and jurisdiction

(1)	This agreement is governed by and construed in accord with the laws of Japan.

(2)	Any dispute arising in relation to the performance or interpretation of this agreement will be submitted to the exclusive original jurisdiction of the Tokyo District Court.

Section 13. Good faith discussions

(1)	Matters not provided for in this agreement or any requirements for the Share Exchange will be determined by agreement between Toyota Tsusho and Biscaye Holdings pursuant to the purpose of this agreement.

(2)	Any dispute or any difference of opinion between the parties hereto relating to any provision of this agreement will be discussed in good faith between Toyota Tsusho and Biscaye Holdings.

The parties are signing this Agreement in duplicate originals, one of which is retained by each of the parties.

May 28, 2010

Toyota Tsusho: Toyota Tsusho Corporation

Signature:
Print Name:	Junzo Shimizu
Title:	President

Address:	9-8 Meieki 4-chome, Nakamura-ku, Nagoya, Aichi

Biscaye Holdings: Biscaye Holdings Co., Ltd.

Signature:
Print Name:	Mitsugu Kishida
Title:	President and Representative Director

Address:	22-14 Kaminoge 2-chome, Setagaya-ku, Tokyo

3. Overview of Content of Article 184 of the Ordinance for Enforcement of the Companies Act

I. Information on suitability of exchange consideration

(1) Information on suitability of total quantity of exchange consideration

(i) Basis of calculation

To ensure the fairness and appropriateness of the share exchange ratio, Toyota Tsusho and Biscaye Holdings determined that each company would separately request calculations by an independent third-party appraiser. Toyota Tsusho selected Nomura Securities (“Nomura”), and Biscaye Holdings selected Nikko Cordial Securities (“Nikko Cordial”).

Nomura calculated the share exchange ratio by performing an average market price analysis for Toyota Tsusho and by performing an average market price analysis, a comparable companies analysis, and a discounted cash flow analysis (DCF analysis) for Biscaye Holdings.

The ranges shown below represent the number of shares of Toyota Tsusho common stock to be allotted for each share of Biscaye Holdings stock, pursuant to each calculation method.

Calculation method	Calculated range of Share Exchange Ratio
Average market price analysis	0.048–0.057
Comparable companies analysis	0.056–0.058
DCF method	0.043–0.079

With respect to Toyota Tsusho—which is listed on the Tokyo Stock Exchange and one other stock exchange in Japan for which market prices are available—Nomura performed an average market price analysis using a base date of May 26, 2010, and the closing price on the base date, and the average closing prices for the periods of five business days, one month, three months, and six months leading up to the base date.

With respect to Biscaye Holdings—which is listed on the Osaka Securities Exchange Co., Ltd.’s JASDAQ stock exchange (the “JASDAQ stock exchange”) and for which market prices are available—Nomura performed an average market price analysis using the closing price as of the base date of May 26, 2010, as well as the average closing prices for the periods of five business days, one month, three months, and six months before the base date. Nomura also performed a comparable companies analysis based on the existence of multiple similar listed companies that are comparable to Biscaye Holdings, and a DCF analysis aimed at reflecting the value of Biscaye Holdings’s future business activities. For the purposes of this DCF analysis, Nomura assumed that Biscaye Holdings will turn a profit for the fiscal period ending August 2011 by terminating its unprofitable brands and benefiting from rationalization effects and reduced costs due to its delisting as a consequence of the Share Exchange and associated rebuilding of operations.

Nomura’s Share Exchange Ratio calculations were based on information provided by Toyota Tsusho and Biscaye Holdings as well as information disclosed to the general public, which it used as-is and assumed to be accurate and complete. No independent verification of the accuracy or completeness of these materials or information was conducted. Further, with respect to the assets and liabilities (including contingent claims) of both companies and their subsidiaries and affiliated companies, Nomura did not conduct an independent valuation, appraisal or assessment, including any analysis or valuation of individual assets and liabilities, nor did it request a third party to provide an opinion or appraisal. Nomura assumed that information provided by Toyota Tsusho regarding financial forecasts for Biscaye Holdings and anticipated synergy effects was based on forecasts made reasonably by Biscaye Holdings management based on their current best estimates and judgment, and that this information also reflects the current best estimates and judgment of Toyota Tsusho management. Nomura’s Share Exchange Ratio calculations are premised on information and economic conditions as of May 26, 2010.

Nikko Cordial calculated the share exchange ratio by performing a market price analysis for Toyota Tsusho and by performing a market price analysis and a DCF analysis for Biscaye Holdings.

The ranges shown below represent the number of shares of Toyota Tsusho common stock to be allotted for each share of Biscaye Holdings stock, pursuant to each calculation method.

Calculation method	Calculated range of Share Exchange Ratio
Market price analysis	0.048–0.052
DCF method	0.038–0.060

With respect to Toyota Tsusho—which is listed on the Tokyo Stock Exchange and one other stock exchange in Japan and for which market prices are available—Nikko Cordial performed a market price analysis using the average closing prices for the periods of one month and three months before the base date of May 26, 2010.

With respect to Biscaye Holdings—which is listed on the JASDAQ stock exchange and for which market prices are available—Nikko Cordial performed a market price analysis using the average closing prices for the periods of one month and three months before the base date of May 26, 2010. Nikko Cordial also performed a DCF analysis aimed at reflecting the value of Biscaye Holdings’s future business activities. For the purposes of this DCF analysis, Nikko Cordial assumed that Biscaye Holdings will turn a profit for the fiscal period ending August 2011 by scrapping unprofitable brands and benefiting from rationalization effects.

Nikko Cordial’s Share Exchange Ratio calculations were based on information provided by Toyota Tsusho and Biscaye Holdings as well as information disclosed to the general public, which it used as-is and assumed to be accurate and complete. No independent verification of the accuracy or completeness of these materials or information was conducted. Further, with respect to the assets and liabilities (including contingent claims) of both companies and their subsidiaries and affiliated companies, Nikko Cordial did not conduct an independent valuation, appraisal or assessment, including any analysis or valuation of individual assets and liabilities, nor did it request a third party to provide an opinion or appraisal. Nikko Cordial assumed that financial forecasts provided by Toyota Tsusho and Biscaye Holdings were prepared in a reasonable fashion by the two companies’ management based on their current best estimates and judgment. Nikko Cordial’s Share Exchange Ratio calculations reflect information and economic conditions as of May 26, 2010.

(ii) Background to calculation

Toyota Tsusho and Biscaye Holdings carefully reviewed and took into account the results of their respective third-party appraisers’ analyses and considered the capital relationship between Toyota Tsusho and Biscaye Holdings, share exchange ratios used in similar share exchanges conducted in the past, and the financial conditions, trends in operating performance, and trends in market share prices of both companies. As a result of negotiations and discussions based on these factors, both companies determined that allotting 0.05 shares of Toyota Tsusho common stock for each share of Biscaye Holdings common stock is appropriate and in the interests of their shareholders. Accordingly, both companies decided on the share exchange ratio for the Share Exchange at meetings of their respective boards of directors held on May 28, 2010, and concluded the Share Exchange Agreement on that same date.

The Share Exchange Ratio may be changed pursuant to discussion between Toyota Tsusho and Biscaye Holdings if any of the conditions on which it is premised change materially.

(iii) Relationships with appraisers

Nomura—Toyota Tsusho’s appraiser—is not a related party of either Toyota Tsusho or Biscaye Holdings and has no material conflicts of interests with respect to the Share Exchange that should be disclosed.

Nikko Cordial—Biscaye Holdings’s appraiser—is not a related party of either Toyota Tsusho or Biscaye Holdings and has no material conflicts of interests with respect to the Share Exchange that should be disclosed.

(2) Reason for selecting type of exchange consideration

Toyota Tsusho and Biscaye Holdings chose to use shares of Toyota Tsusho—Biscaye Holdings’s parent company and sole shareholder—as consideration for the Share Exchange.

Toyota Tsusho and Biscaye Holdings determined that Toyota Tsusho shares are appropriate as consideration for the Share Exchange for the following reasons.

(i)	Any shares of Toyota Tsusho common stock delivered as consideration under the Share Exchange will be listed on two domestic securities markets in Japan, including that of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”). After the Share Exchange is effected, therefore, stock liquidity will be maintained for holders of 2,000 or more shares of Biscaye Holdings common stock who will be allotted and receive at least 100 shares (Toyota Tsusho’s trading unit) of Toyota Tsusho common stock, although such shareholders may also be allotted a number of odd-lot shares depending on the exact number of Biscaye Holdings shares that they hold.

Biscaye Holdings shareholders who hold less than a trading unit of Toyota Tsusho common stock as a result of the Share Exchange will not be able to sell those odd-lot shares on a securities exchange. However, after the Share Exchange’s effective date, Toyota Tsusho odd-lot shareholders will be able to realize stock liquidity by using the additional purchase program or exercising their statutory put right.

(i)	Because Toyota Tsusho and Biscaye Holdings will enter into a parent–wholly-owned-subsidiary relationship through the Share Exchange, we determined that receiving Toyota Tsusho shares as exchange consideration will enable Biscaye Holdings shareholders to enjoy the benefits of integration resulting from the Share Exchange.

(3) Information on suitability of parent company and sole shareholder Toyota Tsusho’s capital stock and capital reserves

(i)	Toyota Tsusho’s capital stock and capital reserves will increase by the following amounts as a result of the Share Exchange.

(a)	Capital stock

¥0

(b)	Capital reserve

Amount to be separately determined by Toyota Tsusho pursuant to Article 39(2) of the Ordinance on Company Accounting.

(c)	Earnings reserve

¥0

(ii)	We believe that the amounts of capital stock and capital reserves given in (1) above are suitable for facilitating flexible capital strategies.

(4) Measures to avoid damaging the interests of the wholly-owned subsidiary’s shareholders

(i) Measures to ensure fairness

Biscaye Holdings is not currently a subsidiary of Toyota Tsusho, but Toyota Tsusho holds 38.78% of all Biscaye Holdings shareholders’ voting rights. Accordingly, to ensure the fairness of the share exchange ratio used in the Share Exchange, each company separately requested share exchange ratio calculations by an independent third-party appraiser, as stated above in “(1) Basis of calculation” under “I. Information on suitability of exchange consideration.” After negotiations and discussions that took into account the results of these calculations, both companies’ boards of directors passed resolutions at their respective meetings held on May 28, 2010, to conduct the Share Exchange using the agreed-on Share Exchange Ratio stated above.

Neither Toyota Tsusho nor Biscaye Holdings has received fairness opinions from either of the third-party appraisers.

(ii) Measures to avoid conflicts of interests

Of Biscaye Holdings’s directors, Yuji Yokoyama is an employee of Toyota Tsusho. Accordingly, to avoid conflicts of interests, Yuji Yokoyama did not participate in discussions or votes relating to the Share Exchange held by Biscaye Holdings’s board of directors.

Further, all three of Biscaye Holdings’s auditors (all were outside auditors, and one was from Toyota Tsusho) attended meetings of Biscaye Holdings’s board of directors. All three expressed the opinion that they have no objections with respect to the decisions regarding the Share Exchange.

II. Reference material relating to the exchange consideration

(1) Parent company and sole shareholder Toyota Tsusho’s articles of incorporation

ARTICLES OF INCORPORATION

OF

TOYOTA TSUSHO CORPORATION

(Toyota Tsusho Kabushiki Kaisha)

(As revised on January 6, 2010)

CHAPTER I

GENERAL PROVISIONS

(Trade Name)

Article 1.

The name of the Corporation shall be “Toyota Tsusho Kabushiki Kaisha” in Japanese and “TOYOTA TSUSHO CORPORATION” in English (hereinafter referred to as “the Corporation”).

(Purpose)

Article 2.

The purpose of the Corporation shall be to engage in the following business activities:

1.	To engage in the purchase and sale, export and import, and wholesale of, and brokerage and agency for the following merchandise:

(1)	Textile materials and manufactured goods thereof;

(2)	Machinery and equipment, electric and electronic communication machinery and equipment, medical apparatus and instruments, vehicles, vessels, aircrafts, aerospace-related equipment and other transport equipment and parts thereof, and measuring instruments;

(3)	Iron, steel, non-ferrous metals and manufactured goods thereof;

(4)	Coal, coke, petroleum, natural gas, other fuels, high-pressure gas and by-products thereof, and other mineral products;

(5)	Industrial chemicals, pharmaceuticals, quasi-drugs, poisons, cosmetics, explosives, synthetic resin products and other chemical products;

(6)	Foods, sugar, salt, oil and fat and raw materials thereof, feeds, fertilizers, agricultural products, marine products, livestock products and processed goods thereof, wine and spirits, alcohol, alcoholic beverages, tobacco and cigarettes;

(7)	Animals and plants;

(8)	Rubber, pulp, hide, fur, paper and manufactured goods thereof;

(9)	Lumber, cement, other building materials, and ceramics;

(10)	Precious metals, jewelry, and art objects;

(11)	Energy generated by means of wind force, solar heat, geothermal sources, biomass, and others;

(12)	Other general commodities;

2.	Manufacture and sale of general products;

3.	Design and repair of machinery, and contracting for the installation of machines;

4.	Planning, design, management, execution, and contracting for construction work, civil engineering work, land development, urban development, and community development;

5.	Nonlife insurance agent, insurance agent under the Automobile Liability Security Law, and life insurance agent;

6.	Lease and brokerage of movable property;

7.	Purchase, sale, rent, lease, brokerage, and management of real estate;

8.	Creation, acquisition, assignment, and utilization of intangible property, such as inventions, designs, know-how and software, and brokerage services thereof;

9.	Purchase and sale of greenhouse gas emission credits;

10.	Purchase and sale of antiques;

11.	Cultivation, catching, and culture of agricultural, forestry, and fishery products, breeding of animals, and farm management;

12.	Collection, processing, and provision of information by means of communication systems and computers, and broadcasting, communication service, production and sale of publications, printed materials and various audiovisual materials, and advertising agency business;

13.	Holding of and investing in securities, guarantee of obligations, purchase of credits, exchange transactions, and other financial business;

14.	Stock brokerage business;

15.	Land, marine, and air transportation, and related agency business thereof, and warehousing and customs clearance;

16.	Management of educational and medical facilities, showrooms, sports facilities, bath houses, and restaurants, hotel business, and travel agency business;

17.	Nursing care services;

18.	Temporary personnel dispatch and fee-charging employment placement services;

19.	Acquisition of mining rights for mines, oil wells and other underground resources, and refining, processing and sale of resources obtained therefrom;

20.	Power generation and supply of electricity;

21.	Treatment of non-industrial or industrial wastes and sale of products recycled therefrom;

22.	Sale and advisory services for commodities investment under the Law Regarding Regulation of Business Concerning Commodities Investment;

23.	Processing, casting, and refining of iron and nonferrous metals and scraps thereof;

24.	Contract, brokerage, and agency for experiments and inspection of inorganic and organic chemicals and drugs;

25.	Planning, development, construction, and operation of airports, ports, toll roads, railroads, pipelines, and water supply and sewage treatment facilities;

26.	Bookkeeping services, paperwork relating to receipts/payments and settlement of accounts, financial accounting services, employee welfare services, insurance services, and paperwork relating to salary calculation, recruitment, training, and retirement of employees, all rendered to corporations and other organizations on an outsourcing basis;

27.	Research, planning, development, and consulting businesses related to the foregoing items; and

28.	All businesses incidental to or related to any of the foregoing items.

(Location of Head Office)

Article 3.

The head office of the Corporation shall be located in the City of Nagoya.

(Corporate Organs)

Article 4.

In addition to the General Meeting of Shareholders and the Directors, the Corporation shall have the following organs:

(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors; and

(4)	Independent Auditors.

(Public Notices)

Article 5.

The Corporation’s public notices shall be made by electronic public notice; provided, however, that if the Corporation is unable to issue an electronic public notice because of an accident or any other unavoidable reason, the public notice of the Corporation may be inserted in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

(Total Number of Shares Authorized to Be Issued)

Article 6.

The total number of shares authorized to be issued by the Corporation shall be one billion (1,000,000,000).

(Number of Shares Constituting One Trading Unit)

Article 7.

The number of shares constituting one (1) trading unit shall be one hundred (100).

(Rights Relating to Shares Less Than One Trading Unit)

Article 8.

A shareholder of the Corporation may not exercise any of his/her rights relating to his/her shares less than one (1) trading unit, except for the following:

(1)	Rights listed in the items under Article 189, Paragraph 2 of the Companies Act;

(2)	The right to make a request under the provisions of Article 166, Paragraph 1 of the Companies Act;

(3)	The right to be allocated shares and stock acquisition rights offered by the Corporation in proportion to the number of shares in the Corporation held by the shareholder; and

(4)	The right to make a request under Article 9 below.

(Purchase of Additional Shares to Be Added to Shares Less Than One Trading Unit)

Article 9.

A shareholder of the Corporation may, pursuant to the Share Handling Regulations, request the Corporation to sell to him/her such number of shares as will, when added together with his/her shares less than one (1) trading unit, constitute one (1) trading unit.

(Administrator of the Shareholders’ Register)

Article 10.

1.	The Corporation shall appoint an administrator of the shareholders’ register.

2.	The Corporation’s administrator of the shareholders’ register and his/her work office shall be designated by resolution of the Board of Directors, and a public notice thereof shall be given by the Corporation.

3.	The preparation and keeping of the shareholders’ register and the register of stock acquisition rights, and other tasks pertaining to those registers shall be entrusted to the administrator of the shareholders’ register, and the Corporation itself shall not perform any such tasks.

(Share Handling Regulations)

Article 11.

The handling of shares of the Corporation as well as procedures and charges for the exercise of rights by the Corporation’s shareholders shall be governed by, in addition to laws and regulations and these Articles of Incorporation, the Share Handling Regulations adopted by the Board of Directors.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

(Convocation)

Article 12.

1.	The Ordinary General Meeting of Shareholders of the Corporation shall be convened in June each year, and Extraordinary General Meetings of Shareholders may be convened whenever necessary.

2.	General Meetings of Shareholders shall be convened at the place of the head office or at a place neighboring thereto.

(Record Date of the Ordinary General Meeting of Shareholders)

Article 13.

The record date used to determine shareholders entitled to vote at the Ordinary General Meeting of Shareholders of the Corporation shall be March 31 of each year.

(Provision of Reference Materials, etc., Pertaining to a General Meeting of Shareholders by Internet Disclosure)

Article 14.

As set forth in relevant ordinances of the Ministry of Justice, information pertaining to items required to be recorded or disclosed in Reference Materials for a General Meeting of Shareholders, business reports, nonconsolidated financial statements, and consolidated financial statements when convening a General Meeting of Shareholders may be deemed to be provided to shareholders by disclosure through the use of the Internet.

(Chairperson)

Article 15.

1.	The Chairperson or the President of the Corporation shall serve as the chairperson of General Meetings of Shareholders.

2.	When the positions of both the Chairperson and the President of the Corporation are vacant or the Chairperson and the President of the Corporation are unable to serve as chairperson, another Director shall act as the chairperson of the General Meeting of Shareholders in accordance with an order of priority previously determined by the Board of Directors.

(Exercise of Voting Rights by Proxy)

Article 16.

1.	A shareholder of the Corporation may exercise his/her voting rights by appointing as his/her proxy one (1) other Corporation shareholder who is entitled to vote.

2.	In such case as mentioned in the preceding paragraph, the shareholder or his/her proxy shall submit to the Corporation a written instrument which evidences such authorization, at each General Meeting of Shareholders to which this applies.

(Method of Adopting Resolution)

Article 17.

1.	Except as otherwise provided by laws and regulations or in these Articles of Incorporation, resolutions of General Meetings of Shareholders shall be adopted by a simple majority of votes held by shareholders who attend such General Meeting and who are entitled to vote thereat.

2.	At any General Meeting at which resolutions mentioned in Article 309, Paragraph 2 of the Companies Act are to be adopted, not less than one-third (1/3) of the votes held by all shareholders of the Corporation who are entitled to vote at such General Meeting shall be represented and any such resolution shall be adopted by a majority vote of not less than two-thirds (2/3) of the votes so represented.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

(Number of Directors)

Article 18.

The Directors of the Corporation shall number not more than twenty-five (25).

(Election of Directors)

Article 19.

1.	Directors shall be elected by resolution of the General Meeting of Shareholders.

2.	At any General Meeting of Shareholders at which Directors are to be elected, not less than one-third (1/3) of the votes held by all shareholders of the Corporation who are entitled to vote at such General Meeting shall be represented, and any resolution for such election shall be adopted by a simple majority of the votes so represented.

3.	No cumulative voting shall be used with respect to resolutions for the election of Directors.

(Term of Office of Directors)

Article 20.

1.	The term of office of any Director of the Corporation shall expire at the conclusion of the Ordinary General Meeting of Shareholders held with respect to the last business year ending within one (1) year after his/her election.

2.	The term of office of a Director elected to fill a vacancy or to increase the number of Directors shall be the same as the remaining term of office of the other Directors then in office.

(Remunerations, etc., of Directors)

Article 21.

Directors’ remunerations, bonuses, and other property benefits received from the Corporation as compensation for the execution of duties (hereinafter referred to as “Remunerations, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Liability Exemption of Directors)

Article 22.

Pursuant to Article 426, Paragraph 1 of the Companies Act, the Corporation may, by resolution of the Board of Directors, exempt Directors (including former Directors) from liability, to the extent stipulated by laws and regulations, for any damages caused by their neglect of their duties.

(Representative Directors and Executive Directors)

Article 23.

1.	The Board of Directors shall, by its resolution, elect Representative Directors.

2.	The Board of Directors may, by its resolution, elect one (1) Chairperson, one (1) President, and a few of each of the following: Vice Chairperson, Executive Vice President, Senior Managing Director, and Managing Director.

(Advisers, Consultants, and Managers)

Article 24.

The Board of Directors may, by its resolution, retain Advisers or Consultants or elect Managers.

(Board of Directors)

Article 25.

1.	Meetings of the Board of Directors shall be convened by the Chairperson or the President of the Corporation.

2.	Notice of meetings of the Board of Directors shall be sent to each Director and Corporate Auditor not later than three (3) days prior to the meeting; provided, however, that in case of urgency, such period of advance notice may be shortened.

3.	If the conditions required by Article 370 of the Companies Act have been satisfied, the Corporation shall deem resolutions referred to in said Article 370 to have been adopted by the Board of Directors.

4.	In addition to the preceding three (3) paragraphs, the administration of the Board of Directors shall be governed by the Rules of the Board of Directors adopted by the Board of Directors.

CHAPTER V

CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors)

Article 26.

The Corporate Auditors of the Corporation shall number not more than five (5).

(Election of Corporate Auditors)

Article 27.

1.	Corporate Auditors shall be elected by resolution of the General Meeting of Shareholders.

2.	At any General Meeting of Shareholders at which Corporate Auditors are to be elected, not less than one-third (1/3) of the votes held by all shareholders of the Corporation who are entitled to vote at such General Meeting shall be represented, and any resolution for such election shall be adopted by a simple majority of the votes so represented.

(Term of Office of Corporate Auditors)

Article 28.

1.	The term of office of any Corporate Auditor of the Corporation shall expire at the conclusion of an Ordinary General Meeting of Shareholders held with respect to the last business year ending within four (4) years after his/her election.

2.	The term of office of a Corporate Auditor elected to fill a vacancy caused by any other Corporate Auditor’s retirement from office before expiration of the term shall expire at the time when the term of office of the retired Corporate Auditor would otherwise expire.

(Remunerations, etc., of Corporate Auditors)

Article 29.

Corporate Auditors’ Remunerations, etc., shall be determined by resolution of the General Meeting of Shareholders.

(Liability Exemption of Corporate Auditors)

Article 30.

1.	Pursuant to Article 426, Paragraph 1 of the Companies Act, the Corporation may, by resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from liability, to the extent stipulated by laws and regulations, for any damages caused by their neglect of their duties.

2.	Pursuant to Article 427, Paragraph 1 of the Companies Act, the Corporation may enter into an agreement with any Outside Corporate Auditor which limits such Outside Corporate Auditor’s liability for any damages caused by his/her neglect of his/her duties; provided, however, that the limit of such liability shall be the minimum amount stipulated by laws and regulations.

(Full-time Corporate Auditor)

Article 31.

The Board of Corporate Auditors shall, by its resolution, elect one (1) or more full-time Corporate Auditor(s).

(Board of Corporate Auditors)

Article 32.

1.	Notice of meetings of the Board of Corporate Auditors shall be sent to each Corporate Auditor not later than three (3) days prior to the meeting; provided, however, that in case of urgency, such period of advance notice may be shortened.

2.	In addition to the preceding paragraph, the administration of the Board of Corporate Auditors shall be governed by the Rules of the Board of Corporate Auditors adopted by the Board of Corporate Auditors.

CHAPTER VI

ACCOUNTS

(Business Year)

Article 33.

The Corporation’s business year shall commence on April 1 of each year and shall end on March 31 of the following year.

(Determination of Dividends from Surplus and Other Matters)

Article 34.

Except as otherwise provided by laws and regulations, the Corporation may, by resolution of the Board of Directors, determine dividends from surplus and any other matters listed in the items of Article 459, Paragraph 1 of the Companies Act.

(Record Date for Dividends from Surplus)

Article 35.

1.	The record date for the purpose of determination of shareholders entitled to the Corporation’s yearend dividends from surplus shall be March 31 of each year.

2.	The record date for the purpose of determination of shareholders entitled to the Corporation’s interim dividends from surplus shall be September 30 of each year.

3.	In addition to the preceding two (2) paragraphs, the Corporation may set a record date and distribute dividends from surplus.

(Prescription Period for Dividends)

Article 36.

1.	If cash dividend property remains unclaimed at the expiration of three (3) full years from the day on which such dividends became due and payable, the Corporation shall be relieved from the obligation to pay such dividends.

2.	Dividend property mentioned in the preceding paragraph shall bear no interest.

(2) Information on conversion of the exchange consideration

(i)	Markets on which the exchange consideration is traded

The exchange consideration (i.e., shares of Toyota Tsusho common stock) is traded on the Tokyo Stock Exchange and the Nagoya Stock Exchange.

(ii)	Brokers, intermediaries, and agents that handle trading in the exchange consideration

Financial instruments dealers (securities companies) nationwide act as brokers, intermediaries, etc., for the exchange consideration.

(iii)	Restrictions on transferring or otherwise disposing of the exchange consideration

Not applicable

(3) Information on market price of exchange consideration

Historical market prices of the Share Exchange consideration (i.e., shares of Toyota Tsusho common stock) are as follows.

	Dec. 2009	Jan. 2010	Feb. 2010	Mar. 2010	Apr. 2010	May 2010
High	¥1,394	¥1,617	¥1,423	¥1,472	¥1,553	¥1,411
Low	¥1,109	¥1,368	¥1,253	¥1,265	¥1,370	¥1,211

Note:

Prices for May 2010 above reflect data through May 27, 2010, the day before the date of the Share Exchange Agreement.

Market prices of and other information on the exchange consideration are published by the Tokyo Stock Exchange at the following URL. http://www.tse.or.jp/

(4) Parent company and sole shareholder Toyota Tsusho’s balance sheet

This information is not reproduced here because Toyota Tsusho files regulatory securities reports.

III. Information on suitability of Share Exchange provisions relating to share warrants

Subject to the approval of the share exchange agreement at the Biscaye Holdings’ extraordinary general meeting of its shareholders, Biscaye Holdings is to acquire (free of charge) and cancel all outstanding share warrants by the day before the effective date of the Share Exchange.

Biscaye Holdings has not issued any warrant bonds.

IV. Information on financial statements etc.

(1) Parent company and sole shareholder Toyota Tsusho

(i)	Financial statements etc. for the most recent fiscal year

Refer to Toyota Tsusho Corporation’s financial statements etc. for the fiscal year ended March 31, 2010, which are reproduced in the proxy materials accompanying its notice of extraordinary shareholders’ meeting.

(ii)	Provisional financial statements

Not applicable

(iii)	Subsequent events

Not applicable

(2) Subsequent events relating to Biscaye Holdings

Not applicable

Extraordinary General Meeting of Shareholders

Proxy Materials (separate document)

Supplementary Material to Agenda Proposals

Toyota Tsusho Corporation’s financial statements etc. for the fiscal year ended March 31, 2010

Business Report

Consolidated Balance Sheet

Consolidated Statement of Income

Consolidated Statement of Changes in Net Assets

Notes to Consolidated Financial Statements

Report of Independent Auditors on the Consolidated Financial Statements

Balance Sheet

Statement of Income

Statement of Changes in Net Assets

Notes to Non-consolidated Financial Statements

Report of Independent Auditors on the Non-consolidated Financial Statements

Report of Board of Corporate Auditors

Biscaye Holdings Co., Ltd.

Business Report (April 1, 2009 – March 31, 2010)

I. Status of the Corporate Group

1. Review of Operations and Results

(1) Operating Review

The fiscal year ended March 31, 2009, began amid a global recession ensuing from the global financial crisis triggered by Lehman Brothers’ collapse in autumn 2008. Overall, however, the global economy was starting to slowly recover from the depths of its downturn by virtue of major countries’ aggressive economic stimulus. The global recovery was spearheaded by Asian emerging market economies, particularly China, which maintained a robust growth trajectory by virtue of demand creation fueled by wide-ranging infrastructure development and growth in durable goods demand driven by expansion of the middle class. Developed European and American economies also began to recover, but their recoveries were more dependent on monetary and fiscal policy and dampened by lingering concerns about the economic outlook amid recurrent financial jitters and emergent anxieties about Southern European countries’ fiscal condition.

Against such a backdrop, the Japanese economy embarked on a gradual recovery driven by growth in exports to Asia and recovery in consumer spending on autos, home electronics, and other big-ticket items targeted by economic stimulus policies. However, with the employment environment still adverse, corporate capital spending sluggish, and deflation deepening due to overcapacity and a domestic demand deficit, Japan’s economic recovery has yet to gain self-sustaining momentum.

Amid such an environment, the Toyota Tsusho Group saw its consolidated net sales decline 1,184.7 billion yen (18.8%) to 5,102.2 billion yen in the fiscal year ended March 31, 2010.

Segment Information

	(Billions of yen)

	Year ended March 31, 2010		Year ended March 31, 2009		Increase (decrease)
	Net sales	Composition ratio	Net sales	Composition ratio	Net sales	Ratio
Metals	1,530.0	30.0%	1,942.2	30.9%	(412.2)	(21.2)%
Machinery & Electronics	1,163.2	22.8%	1,355.0	21.5%	(191.8)	(14.2)%
Automotive	586.4	11.5%	809.5	12.9%	(223.1)	(27.6)%
Energy & Chemicals	1,120.3	22.0%	1,399.4	22.3%	(279.1)	(19.9)%
Produce & Foodstuffs	306.9	6.0%	366.0	5.8%	(59.1)	(16.1)%
Consumer Products, Services & Materials	297.5	5.8%	311.5	5.0%	(14.0)	(4.5)%
Others	97.7	1.9%	103.0	1.6%	(5.3)	(5.1)%

Total	5,102.2	100.0%	6,286.9	100.0%	(1,184.7)	(18.8)%

Metals

Net sales in the Metals segment totaled 1,530.0 billion yen, down 412.2 billion yen (21.2%) from the previous fiscal year. The steel products business benefited from resurgent sales volumes in the wake of a recovery in auto production in response to economic stimulus in Japan and overseas. The nonferrous metals business continued to focus on resource development, mainly rare earth elements. The steel raw materials business was hurt by a slump in market prices in the fiscal first half but embarked on a gradual recovery trend in the second half.

Machinery & Electronics

Net sales in the Machinery & Electronics segment totaled 1,163.2 billion yen, down 191.8 billion yen (14.2%) from the previous fiscal year. The machinery business established Toyotsu Machinery Corporation to strengthen its sales capabilities and also set up a specialized business unit to step up its presence in the hybrid/electric vehicle market, a future growth market. The information and electronics business achieved solid growth in electronic parts sales by virtue of recovery in semiconductor prices. The automotive parts business saw a recovery in sales, mainly in China and other Asian markets.

Automotive

Net sales in the Automotive segment totaled 586.4 billion yen, down 223.1 billion yen (27.6%) from the previous fiscal year. The segment expanded its dealer network while also endeavoring to globally improve the quality of service and customer engagement at existing dealerships.

Energy & Chemicals

Net sales in the Energy & Chemicals segment totaled 1,120.3 billion yen, down 279.1 billion yen (19.9%) from the previous fiscal year. In the energy and plant business, the Iraqi Ministry of Electricity awarded the Group a contract to supply portable transformers, the first such export contract financed by a Japanese ODA loan. In the wind power generation business, Eurus Energy Holdings Corporation raised additional capital for business expansion through an equity offering to existing shareholders. The chemical and synthetic resin business commenced construction of a US plant to localize sourcing of highly functional plastics.

Produce & Foodstuffs

Net sales in the Produce & Foodstuffs segment totaled 306.9 billion yen, down 59.1 billion yen (16.1%) from the previous fiscal year. The Group increased its equity stake in, and strengthened its operational alliance with, First Baking Co., Ltd., in the aim of expanding the grain and foodstuffs businesses’ respective value chains. The grain business established an animal feed raw material sales business in Malaysia as a joint venture with a major local food company. The foodstuffs business branched into xylose manufacturing and sales by establishing a joint venture with South Korea’s largest general food company.

Consumer Products, Services & Materials

Net sales in the Consumer Products, Services & Materials segment totaled 297.5 billion yen, down 14.0 billion yen (4.5%) from the previous fiscal year. In lifestyle-related businesses, the Group expanded its business domain by expanding its nursing care product sales and rental operations and branching into e-commerce operations. In the textile business, the Group acquired an additional equity stake in Fukusuke Corporation to gain control of it as a subsidiary in the aim of expanding further in the work apparel market.

As a result of the decrease in sales, consolidated operating income fell to 55.591 billion yen, down 35.426 billion yen (38.9%) from 91.017 billion yen in the previous fiscal year. Consolidated ordinary income was 67.379 billion yen, down 31.017 billion yen (31.5%) from 98.396 billion yen in the previous fiscal year. Consolidated net income after taxes was 27.339 billion yen, down 12.885 billion yen (32.0%) from 40.224 billion yen in the previous fiscal year.

(2) Funding

Toyota Tsusho and some of its consolidated subsidiaries have arranged a ¥20 billion-equivalent multicurrency revolving credit facility with a syndicate of eight banks to meet their funding needs in the event of financial market turmoil or other unforeseen circumstances. This credit facility was undrawn as of the end of fiscal 2009.

Additionally, some consolidated subsidiaries have secured committed lines of credit from financial institutions to ensure funding flexibility and safety. These credit lines’ undrawn balances were as follows as of fiscal year-end.

Total committed lines of credit:	¥18 billion and THB1 billion
Borrowings drawn:	¥11.6 billion
Undrawn balances:	¥6.4 billion and THB1 billion

(3) Capital Investment

In fiscal 2009, Toyota Tsusho and its consolidated subsidiaries invested a total of ¥26,635 million in property, plant, and equipment, mainly in a domestic metal processing facility and domestic and overseas distribution facilities.

2. Issue to be Addressed

The Toyota Tsusho Group pursues open and fair corporate activities as well as carries out activities to fulfill its social responsibilities and preserve the global environment based on its Corporate Philosophy of “Striving for co-existence and co-prosperity with people, society and the Earth, we aim to become a value creating company that contributes to the creation of a prosperous society.” In tandem with this, and in order to realize our basic management philosophy of “providing added value” through applying our creativity that will bring satisfaction to all of our stakeholders, including customers, shareholders, employees and local communities, the Toyota Tsusho Group has created “G’VALUE with you” as the Group’s flagship message.

The Toyota Tsusho Group pursues this basic philosophy under its flagship message of “G’Value with You”

Global	- Expanding activities in the global arena
Glowing	- Maintaining a healthy, glowing enthusiasm and passion
Generating	- Continually generating new businesses

These three Gs are fundamental to the Toyota Tsusho Group’s efforts to create value.

The Toyota Tsusho Group aims to be a value-generating corporation in accordance with its corporate vision, “Vision 2015 – Lead the Next.” Toward this end, the Group has adopted a strategy of creating next-generation businesses in six business domains (six divisions*) in the aim of realizing a balanced profit structure with a 50:50 split between automotive and nonautomotive earnings.

*	Six divisions: Metals, Machinery/Electronics, Automotive, Energy/Chemicals, Food, and Consumer Products & Materials

In automotive businesses, the primary pillar of the Group’s operations, Toyota Tsusho will pursue further growth by adroitly capitalizing on growth opportunities, endeavoring to create new functions, and thoroughly solidifying its distinctive strengths.

In nonautomotive businesses, Toyota Tsusho will generate synergies with automotive businesses to develop and establish secondary and tertiary core businesses by laterally deploying capabilities and know-how cultivated in automotive operations.

Additionally, Toyota Tsusho will upgrade its risk management and take advantage of new growth prospects by intensively allocating management resources to opportunities it deems to be investment worthy.

In terms of the economic outlook, Toyota Tsusho expects emerging market economies to remain on a path of dynamic growth driven by a global economic paradigm shift. It also expects global competition to intensify in the wake of changes in industrial structure.

Toyota Tsusho sees such change as a business opportunity. In pursuit of its vision, Toyota Tsusho will strive to achieve growth and realize a solid operational foundation based on the key words Think, Challenge, Change.

Toyota Tsusho aims to also branch into businesses and emerging markets with promising growth prospects and new environmentally related businesses and to endeavor to proactively reduce prime costs.

Last but not least, the Toyota Tsusho Group will upgrade its overall capabilities from a long-term perspective through Group-wide change originating from individual change.

We request your continued and undiminished guidance and support.

3. Assets and Earnings in Recent Fiscal Years

	Year ended March 31, 2007	Year ended March 31, 2008	Year ended March 31, 2009	Year ended March 31, 2010
Gross profit (Millions of yen)	6,212,726	7,000,352	6,286,996	5,102,261
Ordinary income (Millions of yen)	112,713	142,969	98,396	67,379
Net income (Millions of yen)	77,211	67,506	40,224	27,339
Earnings per share (Yen)	231.47	192.44	114.73	78.08
Total assets (Millions of yen)	2,462,229	2,603,206	2,130,089	2,274,547
Net assets (Millions of yen)	626,538	639,730	586,996	650,215

4. Overview of Material Subsidiaries and Other Material Disclosures

(1) Overview of Material Subsidiaries

	Common stock	Shareholdings (%)		Main Business

Toyota Steel Center Co., Ltd	1,500 million yen	90.0		Processing and warehousing of steel sheets

TOMEN ELECTRONICS CORPORATION	5,251 million yen	40.2	ø	Marketing and sales of semiconductors

TOMEN DEVICES CORPORATION	2,054 million yen	50.1	ø	Marketing and sales of semiconductors (Samsung)

TD mobile Corporation	490 million yen	51.0		Sales agency business of cellular phone

Toyotsu Chemiplas Corporation	670 million yen	100.0		Domestic sales export and import of Plastic chemical

Toyota Tsusho America, Inc.	US$ 90,000 thousands	100.0		Trading and investment

Toyota Tsusho Europe S.A.	19,656 thousands EUR	100.0		Trading and investment

Toyota Tsusho (Thailand) Co., Ltd.	60,000 thousands THB	49.0		Trading and investment

Toyota Tsusho U.K. Limited	£18,000 thousands	100.0		Trading and investment

Chen Tai Fong Co., Ltd.	142,485 thousands TWD	74.8	ø	Trading and investment

Toyota Tsusho (Singapore) Pte. Ltd.	US$ 1,210 thousands	100.0		Trading and investment

Toyota Tsusho Africa (Pty) Ltd	20 thousands ZAR	100.0		Trading and investment

Toyota Tsusho (Shanghai) Co., Ltd.	33,178 thousands RMB	100.0		Trading and investment

Toyota Tsusho (Kuangchou) Co., Ltd.	9,934 thousands RMB	100.0		Trading and investment

Toyota Tsusho (Tianjin) Co., Ltd.	16,557 thousands RMB	100.0		Trading and investment

Toyota Tsusho South Pacific Holdings Pty. Ltd.	74,865 thousands AUD	100.0		Holding company

Business car	US$ 1,001 thousands	92.1		Sales and service of Toyota vehicle

Toyota East Africa Ltd.	US$ 6,107 thousands	100.0		Import and distribution of Toyota vehicles

Toyota de Angola, S.A.	US$ 1,018 thousands	100.0	ø	Import and distribution of Toyota vehicles

Tomen Power (Singapore) Pte. Ltd.	US$ 46,558 thousands	100.0		Operation and management of power generation projects

Toyota Tsusho Petroleum Pte. Ltd	US$ 1,061 thousands	100.0		Trading of crude oil, petroleum products and bunker oil

Note: The ratio including owner by the subsidiary company

(2) Other Material Disclosures

Toyota Motor Corporation (common stock capitalization: ¥397,049 million) owns 21.9% of Toyota Tsusho’s voting shares and its subsidiaries own an additional 0.3% of same. Sales to Toyota Motor Corporation account for 6.8% of Toyota Tsusho’s sales.

5. Main Businesses

The Toyota Tsusho Group comprises 559 subsidiaries and affiliates in addition to Toyota Tsusho, a trading company that constitutes the Group’s nucleus. The Group trades in a diverse range of products both domestically and overseas, including metals, machinery, electronics, motor vehicles, energy, chemicals, food, and consumer goods and materials. The Group also operates a broad range of other businesses, including manufacturing, processing, and selling goods in which it trades, providing services, and investing in businesses.

The purpose of the Corporation shall be to engage in the following business activities:

1.	To engage in the purchase and sale, export and import, and wholesale of, and brokerage and agency for the following merchandise:

(1)	Textile materials and manufactured goods thereof;

(2)	Machinery and equipment, electric and electronic communication machinery and equipment, medical apparatus and instruments, vehicles, vessels, aircrafts, aerospace-related equipment and other transport equipment and parts thereof, and measuring instruments;

(3)	Iron, steel, non-ferrous metals and manufactured goods thereof;

(4)	Coal, coke, petroleum, natural gas, other fuels, high-pressure gas and by-products thereof, and other mineral products;

(5)	Industrial chemicals, pharmaceuticals, quasi-drugs, poisons, cosmetics, explosives, synthetic resin products and other chemical products;

(6)	Foods, sugar, salt, oil and fat and raw materials thereof, feeds, fertilizers, agricultural products, marine products, livestock products and processed goods thereof, wine and spirits, alcohol, alcoholic beverages, tobacco and cigarettes;

(7)	Animals and plants;

(8)	Rubber, pulp, hide, fur, paper and manufactured goods thereof;

(9)	Lumber, cement, other building materials, and ceramics;

(10)	Precious metals, jewelry, and art objects;

(11)	Energy generated by means of wind force, solar heat, geothermal sources, biomass, and others;

(12)	Other general commodities;

2.	Manufacture and sale of general products;

3.	Design and repair of machinery, and contracting for the installation of machines;

4.	Planning, design, management, execution, and contracting for construction work, civil engineering work, land development, urban development, and community development;

5.	Nonlife insurance agent, insurance agent under the Automobile Liability Security Law, and life insurance agent;

6.	Lease and brokerage of movable property;

7.	Purchase, sale, rent, lease, brokerage, and management of real estate;

8.	Creation, acquisition, assignment, and utilization of intangible property, such as inventions, designs, know-how and software, and brokerage services thereof;

9.	Purchase and sale of greenhouse gas emission credits;

10.	Purchase and sale of antiques;

11.	Cultivation, catching, and culture of agricultural, forestry, and fishery products, breeding of animals, and farm management;

12.	Collection, processing, and provision of information by means of communication systems and computers, and broadcasting, communication service, production and sale of publications, printed materials and various audiovisual materials, and advertising agency business;

13.	Holding of and investing in securities, guarantee of obligations, purchase of credits, exchange transactions, and other financial business;

14.	Stock brokerage business;

15.	Land, marine, and air transportation, and related agency business thereof, and warehousing and customs clearance;

16.	Management of educational and medical facilities, showrooms, sports facilities, bath houses, and restaurants, hotel business, and travel agency business;

17.	Nursing care services;

18.	Temporary personnel dispatch and fee-charging employment placement services;

19.	Acquisition of mining rights for mines, oil wells and other underground resources, and refining, processing and sale of resources obtained therefrom;

20.	Power generation and supply of electricity;

21.	Treatment of non-industrial or industrial wastes and sale of products recycled therefrom;

22.	Sale and advisory services for commodities investment under the Law Regarding Regulation of Business Concerning Commodities Investment;

23.	Processing, casting, and refining of iron and nonferrous metals and scraps thereof;

24.	Contract, brokerage, and agency for experiments and inspection of inorganic and organic chemicals and drugs;

25.	Planning, development, construction, and operation of airports, ports, toll roads, railroads, pipelines, and water supply and sewage treatment facilities;

26.	Bookkeeping services, paperwork relating to receipts/payments and settlement of accounts, financial accounting services, employee welfare services, insurance services, and paperwork relating to salary calculation, recruitment, training, and retirement of employees, all rendered to corporations and other organizations on an outsourcing basis;

27.	Research, planning, development, and consulting businesses related to the foregoing items; and

28.	All businesses incidental to or related to any of the foregoing items.

6. Major Offices

(1) Toyota Tsusho Corporation

Japan

Nagoya Head Office: 9-8 Meieki 4-chome, Nakamura-ku, Nagoya 450-8575 Japan

Tokyo Head Office: 8-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo, Japan

Branches: Osaka, Hamamatsu, Toyota, Kariya, Hokkaido, Tohoku, Niigata, Hokuriku, Hiroshima, Kyusyu

Notes: 1.	In addition to the above, Toyota Tsusho has four sales offices and five sub-branches also. The Kariya Branch was closed effective April 1, 2010, replaced by the Kariya Sub-branch, which opened on the same day.

Overseas

Overseas Offices. Manila Philippines

Representative. Offices Moscow (Russia), Cairo (Egypt), others 25 country

(2) Subsidiaries and Affiliates

Domestic

Toyota Steel Center Co., Ltd
TOMEN ELECTRONICS CORPORATION
TOMEN DEVICES CORPORATION	85 companies

Overseas

Toyota Tsusho America, Inc.
Toyota Tsusho Europe S.A.
Toyota Tsusho (Thailand) Co., Ltd.	283 companies

7. Workforce

Headcount	Change from previous fiscal year-end
29,832	1,923 increase

Note:	The above headcount is the number of active-duty personnel (excluding personnel seconded from the Toyota Tsusho Group to companies outside the Group but including personnel seconded to the Toyota Tsusho Group from outside the Group).

8. Major Lenders

Major Lenders	Balance of fiscal year-end
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	193,203 million yen
Sumitomo Mitsui Banking Corporation	77,790 million yen
Mizuho Corporate Bank	45,597 million yen

II. Status of the Company

1. Share Data (as at March 31, 2010)

(1) Common stock:	Authorized 1,000,000,000

(2) Common stock:	Issued 350,255,818 (Not include treasury stock 3,800,698)

(3) Number of Shareholders:	72,724

(4) Major Shareholders (10 Leading Shareholders)

Name	Numbers of shares (thousands)	Voting rights (%)
Toyota Motor Corporation	76,368	21.80
Toyota Industries Corporation	39,365	11.24
The Master Trust Bank of Japan, Ltd.	13,532	3.86
Japan Trustee Services Bank, Ltd.	12,538	3.58
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	11,698	3.34
Mitsui Sumitomo Insurance Co., Ltd.	10,000	2.86
Aioi Insurance Co., Ltd.	6,813	1.95
Tokyo Marine & Nichido Fire Insurance Co., Ltd.	6,746	1.93
Sumitomo Mitsui Bank Corporation	4,249	1.21
Nippon Life Insurance Company	4,049	1.16

Note: Not include treasury stock

2. Information on Stock Acquisition Rights

(1) Stock acquisition rights outstanding as of March 31, 2010

1)	Number of stock acquisition rights

Date of approval at annual general shareholders’ meeting	June 27, 2006	June 26, 2007	June 25, 2008	June 24, 2009

Date of Board of Directors’ resolution approving issuance	July 25, 2006	July 31, 2007	July 29, 2008	July 28, 2009

Number of stock acquisition rights	5,720	8,580	10,120	10,300

Class of shares associated with stock acquisition rights	Common stock	Common stock	Common stock	Common stock

Number of shares issued or transferred upon exercise	572,000	858,000	1,012,000	1,030,000

Amount to be paid for stock acquisition rights	Nil	Nil	Nil	Nil

Assets outflow upon exercise of stock acquisition rights (exercise price)	¥2,805 per share	¥3,148 per share	¥2,417 per share	¥1,492 per share

Exercise period	August 1, 2008 – July 31, 2010	August 1, 2009 – July 31, 2013	August 1, 2010 – July 31, 2014	August 1, 2011 – July 31, 2015

2)	Total number of stock acquisition rights granted to the Company’s directors

Date of approval at annual general shareholders’ meeting	June 27, 2006	June 26, 2007	June 25, 2008	June 24, 2009

Date of Board of Directors’ resolution approving issuance	July 25, 2006	July 31, 2007	July 29, 2008	July 28, 2009

[Number of stock acquisition rights owned by] Directors	660 rights 13 directors	1,600 rights 13 directors	1,680 rights 13 directors	1,880 rights 14 directors

(2) Stock acquisition rights granted in the fiscal year ended March 31, 2010

1)	Date of approval by the annual general shareholders’ meeting

June 24, 2009

2)	Date of Board of Directors’ resolution approving issuance

July 28, 2009

3)	Number of stock acquisition rights

10,300 (100 shares per stock acquisition right)

4)	Class and number of shares to be issued or transferred upon exercise of stock acquisition rights

Common stock of Toyota Tsusho Corporation: 1,030,000 shares

5)	Amount to be paid for stock acquisition rights

Nil

6)	Asset outflow upon exercise of stock acquisition rights (exercise price)

¥149,200 per stock acquisition right (¥1,492 per share)

7)	Exercise period for the stock acquisition rights

August 1, 2011 – July 31, 2015

8)	Conditions on exercise of stock acquisition rights

a.	Stock acquisition rights cannot be partially exercised.

b.	When exercising stock acquisition rights, the holder of the rights must still be a director, executive officer, or employee, etc., of the Company or one of its affiliates to which he or she belonged as of the grant date. However, the holder may still exercise his or her stock acquisition rights within 18 months after losing his or her position as director, executive officer, or employee due to reasons including, but not limited to, retirement or resignation.

c.	If a holder of stock acquisition rights dies, his or her heirs may not exercise the rights.

d.	Other conditions on exercise of the stock acquisition rights are stipulated in the Agreement on Granting of Stock Acquisition Rights for the Fiscal Year Ending March 31, 2009.

9)	Stock acquisition rights granted to the Company’s employees

	Number of stock acquisition rights	Number of shares issued or transferred upon exercise	Number of grantees
The Company’s employees	7,680	768,000 shares	282
Directors of subsidiaries	740	74,000 shares	37

3. Management

(1) Board of Directors and Corporate Auditors

Name	Post	Role and Significant Concurrent Post
Masaaki Furukawa	Chairman*	Concurrent posts as Director of Aichi Corporation, Director of Meiko Trans Co., Ltd., and Director of Toitsu Jitugyosha

Katsunori Takahashi	Vice Chairman*	Concurrent post as Corporate Auditor of Tomen Electronics Corporation

Junzo Shimizu	President*	Concurrent post as Corporate Auditor of Sanyo Chemical Industries, Ltd.

Kiyoshi Furubayashi	Executive Vice President*	Assistant to the President and Chief Representative of Tokyo Head Office Concurrent post as Corporate Auditor of Kyowa Leather Cloth Co., Ltd.

Koji Oshige	Executive Vice President*	Assistant to the President and General Manager of the Toyota Coordination Department

Yoshimasa Kondo	Senior Managing Director	Chief Division Officer of Energy & Chemicals Division, Assistant to Chief Representative of Tokyo Head Office, ENERGY & CHEMICALS PLANNING DEPARTMENT

Kenji Takanashi	Senior Managing Director	Chief Division Officer of Global Strategic Integration Division, Administration Division, Toyota Coordination Department Concurrent post as Director of Kimura Unity Co., Ltd.

Mikio Asano	Senior Managing Director	Chief Division Officer of Administrative Division Concurrent post as Corporate Auditor of Tomen Electronics Corporation

Hisashi Yamamoto	Senior Managing Director	Chief Division of Officer of Machinery & Electronics Division, MACHINERY & ELECTRONICS PLANNING DEPARTMENT, Toyota Coordination Department

Yasuhiko Yokoi	Senior Managing Director	Deputy Chief Division Officer of Global Strategic Integration Division, Deputy Chief Division Officer of Administrative Division, Global Strategic Integration Division, Safety Management Department

Makoto Hyodo	Managing Director

Chief Division Officer of Produce & Foodstuff Division, PRODUCE & FOODSTUFF PLANNING DEPARTMENT, PRODUCE & FOODSTUFF BUSINESS DEVELOPMENT DEPARTMENT

Concurrent post as Director of First Baking Co., Ltd.

Seiichiro Adachi	Managing Director	Chief Division Officer of Automotive Division, AUTOMOTIVE PLANNING DEPARTMENT, S-TEAM DEPARTMENT (SALES QUALITY ENHANCEMENT)

Minoru Hayata	Managing Director	Chief Division Officer of Metals Division, Toyota Coordination Department Concurrent post as Director of SHENYU Steel Company

Jun Nakayama	Managing Director	Chief Division Officer of Consumer Products, Services & Materials Division

Shozo Hamana	Standing Corporate Auditor

Tatsuya Kugo	Standing Corporate Auditor

Tetsuro Toyoda	Corporate Auditor	Concurrent post as President and Representative Director of Toyoda Industries Corporation

Kyoji Sasazu	Corporate Auditor	Concurrent post as an outside corporate auditor of Kanto Auto Works, Ltd.

Yukitoshi Funo	Corporate Auditor	Concurrent office of Executive Vice President and Representative Director of Toyota Motor Corporation

Notes:

1.	Asterisks (*) indicate Representative Directors.

2.	Corporate auditors Tetsuro Toyoda, Kyoji Sasazu, and Yukitoshi Funo are external corporate auditors pursuant to Article 2, paragraph 16, of the Companies Act of Japan.

3.	Effective from the conclusion of the 88th annual general shareholders’ meeting held on June 24, 2009, Kanji Kurioka and Yoshio Uesaka, both corporate auditors, retired from office due to resignation.

4.	Effective April 1, 2010, Koji Oshige, Executive Vice President, was put in charge of the newly established REGIONAL STRATEGY & COORDINATION DEPARTMENT, in addition to his existing roles in support of the President and as General Manager of the TOYOTA COORDINATION DEPARTMENT.

5.	Effective April 1, 2010, ADMINISTRATION DIVISION, for which Senior Managing Director Kenji Takanashi was responsible, was abolished as part of departmental reorganization. Its functions have been transferred to the GLOBAL STRATEGIC INTEGRATION DIVISION GLOBAL PROJECT PLANNING DEPARTMENT.

6.	Effective April 1, 2010, the GLOBAL STRATEGIC INTEGRATION DIVISION and SAFETY MANAGEMENT DEPARTMENT, for which Senior Managing Director Yasuhiko Yokoi is responsible, were consolidated into a single department named the GLOBAL STRATEGIC INTEGRATION DIVISION.

(2) Total amount of compensation paid to directors and corporate auditors

Category	Number of directors/corporate auditors	Amount of compensation
Directors	16	¥932 million
Corporate auditors (of which, outside corporate auditors)	7 (5)	114 (34)

Total	23	1,046

Notes:

1.	Currently, no employees are also a director.

2.	The above includes two directors and two outside auditors who retired effective from the conclusion of the 88th annual general shareholders’ meeting held on June 24, 2009.

3.	The upper limit of compensation to directors, as resolved at the 86th annual general shareholders’ meeting held on June 26, 2007, is ¥90 million per month.

4.	The upper limit of compensation to corporate auditors, as resolved at the 68th annual general shareholders’ meeting held on June 28, 1989, is ¥6 million per month.

5.	The total amount of compensation includes the following:

Directors’ bonuses to be proposed at the 89th annual general shareholders’ meeting scheduled for June 25, 2010:

14 Directors	¥274 million
5 Corporate auditors	¥29 million

Provisions for directors’ and corporate auditors’ retirement benefits:

5 Corporate auditors	¥23 million

Amount of stock option-based compensations:

16 Directors	¥75 million

(3)	Information on outside directors

1)	Significant concurrent posts assumed by outside directors and their relationship with the Company

•

Tetsuro Toyoda, the Company’s corporate auditor, is President and Representative Director of Toyota Industries Corporation. Toyota Industries Corporation is the Company’s major shareholder holding 39,365thousands shares. The Company has business relationships with Toyota Industries Corporation in terms of sale/purchase of finished products and raw materials.

•

Kyoji Sasazu, the Company’s corporate auditor, is also an outside corporate auditor of Kanto Auto Works, Ltd. The Company has business relationships with Kanto Auto Works, Ltd. in terms of sale of raw materials.

•

Yukitoshi Funo, the Company’s corporate auditor, is Executive Vice President of Toyota Motor Corporation. Toyota Motor Corporation is the Company’s major shareholder holding 76,368 thousands shares. The Company has business relationships with Toyota Motor Corporation in terms of sale/purchase of finished products and raw materials.

2)	Major activities of outside directors in the fiscal year ended March 31, 2010

Classification	Name	Major activities
Corporate auditor	Tetsuro Toyoda	Tetsuro Toyoda attended 13 of the 17 meetings of the Board of Directors and all 13 meetings of the Board of Corporate Auditors held in the fiscal year ended March 31, 2010, and he made appropriate and necessary statements during the deliberation of agendas.

Corporate auditor	Kyoji Sasazu	Kyoji Sasazu attended 9 of 13 meetings of the Board of Directors and all 9 meetings of the Board of Corporate Auditors held in the fiscal year ended March 31, 2010, after he took office on June 24, 2009, and he made appropriate and necessary statements during the deliberation of agendas.

Corporate auditor	Yukitoshi Funo	Yukitoshi Funo attended 10 of 13 meetings of the Board of Directors meetings and 7 of 9 meetings of the Board of Corporate Auditors held in the fiscal year ended March 31, 2010, after he took office on June 24, 2009, and he made appropriate and necessary statements during the deliberation of agendas.

3)	Limited Liability Agreement

Pursuant to Article 427, paragraph 1, of the Companies Act of Japan, the Company has entered into a limited liability agreement with each outside corporate auditor which limits the liability set forth in Article 423, paragraph 1, of the Act. Under the agreement, the maximum amount of liability is within the amount set forth in Article 425, paragraph 1, of the Act.

4. Independent Auditor

(1) Name of independent auditor: PricewaterhouseCoopers Aarata

(2) Compensation

•	Compensation paid to independent auditor in fiscal 2009

¥204 million

•	Total monetary compensation and other economic benefits paid to independent auditor by Toyota Tsusho and its subsidiaries

¥319 million

Note: The audit agreement between Toyota Tsusho and its independent auditor does not distinguish between compensation for auditing mandated by the Company Act and compensation for auditing mandated by the Financial Instruments and Exchange Act. Moreover, compensation for the two is effectively indivisible. The above sum is total compensation for both.

(3) Non-audit services

In addition to services stipulated in Article 2(1) of the Certified Public Accountants Act, Toyota Tsusho engaged its independent auditor to assist with preparation of documentation related to overseas tax returns.

(4) Policy for dismissal or non-reappointment of independent auditor

The Board of Corporate Auditors may dismiss the independent auditor pursuant to Article 340 of the Company Act. If the independent auditor is deemed to be unable to properly perform its duties, Toyota Tsusho may, with the Board of Corporate Auditors’ consent or at the Board of Corporate Auditors’ request, convene a general meeting of shareholders for the purpose of holding a vote on dismissal or non-reappointment of the independent auditor.

(5) Subsidiaries’ independent auditors

Of Toyota Tsusho’s material subsidiaries, those domiciled outside of Japan are audited by independent auditors other than Toyota Tsusho’s independent auditor (including auditors with qualifications equivalent to the qualifications required in the foreign countries in which the subsidiaries are respectively domiciled).

III. Company Organization and Policies

1. Measures to ensure proper conduct of operations

(1) Compliance with laws and Articles of Incorporation in execution of work duties

•

Directors shall ensure that company activities are predicated on compliance with applicable laws and societal mores by communicating the Toyota Tsusho Group’s basic philosophy to corporate officers and employees.

•	Toyota Tsusho shall establish a CSR Committee chaired by its president, prescribe company-wide CSR policies, widely disseminate the policies throughout its workforce, and build systems to promote CSR.

•

Toyota Tsusho shall build systems that promote-information sharing and reciprocal checks on authority among corporate officers and enable disciplined decision-making on a company-wide basis through various cross-organizational committees and other bodies in addition to the Board of Directors, Executive Board Members’ Meeting, Business Operating Committee, and Executive Officers’ Meeting.

•

Individual organizational units shall endeavor to improve controls of their respective business processes and evaluate, manage, control, and monitor execution of their operations through segregation of duties.

•	Toyota Tsusho shall develop systems to ensure the reliability of financial reporting and enable evaluation and reporting of the effectiveness of internal controls over financial reporting.

•

The Enterprise Risk Management (ERM) Department, responsible for overall risk management on a company-wide basis, shall be in charge of building a compliance regime. The ERM Department shall periodically conduct group-wide internal audits, and report the results of such audits to the ERM Committee.

•

Toyota Tsusho shall establish internal communication systems and endeavor to gather information. In response to incoming information, concerned organizational units shall formulate recurrence prevention measures as warranted by the information’s importance.

•

Toyota Tsusho shall conduct educational and training programs as needed to promote better compliance. It shall also distribute Ethics Guides to all personnel to enable them to self-check their personal conduct.

(2) Retention and safekeeping of information related to directors’ execution of their duties

•	Toyota Tsusho shall retain and safekeep information related to directors’ execution of their duties in accordance with applicable laws and written regulations.

•	Toyota Tsusho shall prescribe regulations for safekeeping of confidential information and ensure that confidential information is used appropriately and effectively.

(3) Risk management

•

Toyota Tsusho shall formulate Basic Risk Management Policies for risks inherent in its operating environment and endeavor to preemptively detect risks and prevent them from manifesting. Toyota Tsusho shall establish the following controls for risks that require particular diligence.

(1)	Toyota Tsusho shall endeavor to reduce investment-related risks by evaluating prospective investments’ return potential, strategic value, safety, and feasibility.

(2)	For credit risk, Toyota Tsusho shall prescribe Transaction Control Regulations and endeavor to prevent unforeseen losses. For market risk, Toyota Tsusho shall prescribe necessary regulations by type of risk and appropriately identify and manage risks.

(3)	For risks related to workforce safety and the environment, the Environmental Safety Promotion Department shall endeavor to prevent accidents and pollution.

•	Concerned organizational units shall develop appropriate controls against information security risks and risks related to operations under exigent circumstances.

•

Toyota Tsusho shall establish an ERM Committee as a cross-organizational risk management body. The ERM Committee shall build systems conducive to enhancement of corporate value by endeavoring to identify risks and detect problems on a company-wide basis and implementing necessary countermeasures.

•

The ERM Department shall periodically conduct group-wide internal audits and report the audit results to be ERM Committee. It shall also verify deficiencies’ remediation status by conducting follow-up audits.

(4) Directors’ efficient execution of their duties

•

As a general rule, the Board of Director shall meet once monthly in accordance with Board of Directors Regulations. It shall also hold additional ad hoc meetings whenever necessary. In formulating important management policies and business plans, the Board of Director shall confer in advance with appropriate separately established institutions.

•

For matters for which executive decision-making has been delegated to directors or executive directors, Toyota Tsusho shall clearly define occupational authority and responsibilities and decision-making processes through such means as prescribing occupational authority regulations to ensure that job duties are executed properly and efficiently.

•

Divisions shall be headed by directors. Directors shall keep abreast of operational status from the standpoint of both company-wide management and their respective divisions’ operational execution, and act as a liaison between the two, promptly communicating and sharing information.

•

Directors shall formulate effective annual policies and plans as interim steps toward the achievement of long-term policies and plans and obtain the Board of Directors’ approval thereof. Directors shall report monthly to the Board of Directors regarding progress toward annual plans’ accomplishment.

(5) Group operations

•

Toyota Tsusho shall require its subsidiaries to confer with or report to it in advance regarding important Group-related matters while also placing priority on granting individual subsidiaries’ autonomy and independence by clearly delineating their discretionary authority in the form of company-specific regulations.

•

In cooperation with other concerned organizational units, divisions shall assist subsidiaries within their operational purview to develop and implement measures to ensure that the subsidiaries are operating appropriately. If necessary, Toyota Tsusho shall dispatch directors or corporate auditors to monitor or audit subsidiaries’ operations and/or have its ERM Department conduct internal audits of subsidiaries.

•

Subsidiaries’ personnel shall collectively embrace the spirit of the Toyota Tsusho Group’s basic philosophy and rigorously comply with applicable laws and social mores. Toyota Tsusho shall create and operate cross-group entities for reciprocally sharing information among subsidiaries.

(6) Internal-audit assistants, if requested by corporate auditors, and their independence from directors

•	Toyota Tsusho shall deploy personnel to assist in the performance of corporate auditors’ duties.

•	Such assistants may not be reassigned to another position or subjected to disciplinary action without a corporate auditor’s prior consent.

•	Such assistants’ job performance evaluation shall be conducted by corporate auditors.

•	The number of such assistants, their stature, and other such matters shall be determined through thorough consultation with corporate auditors.

(7) Reporting to corporate auditors

•

Directors and employees shall promptly report to corporate auditors information about matters with material implications for Toyota Tsusho or the Toyota Tsusho Group, information about the status of internal audits, and information on reports and other communications received through the internal reporting system, in addition to information on statutorily prescribed matters.

•	Directors and employees shall report to corporate auditors about necessary work-related matters periodically, or as needed, or when requested to do so by a corporate auditor.

(8) Other measures to ensure effectiveness of internal audits

•	Representative Director shall meet with corporate auditors to exchange opinions on company operations periodically or as needed and otherwise endeavor to communicate with corporate auditors.

•

Toyota Tsusho shall make arrangements to enable corporate auditors to attend major meetings of internal bodies comprising corporate officers, peruse important documents, and conduct surveys of departments, branch offices, and subsidiaries.

•	Toyota Tsusho shall make arrangements to ensure adequate liaison between corporate and independent auditors and the ERM Department and Administrative Division organizational units.

•

Toyota Tsusho shall make arrangements to enable corporate auditors to hire outside specialists by complying with prescribed procedures if the auditor deems the specialist’s services to be required to conduct an audit.

Dividend Policy

Toyota Tsusho pays dividends linked to its consolidated earnings. It aims to pay dividends equivalent to a 20% payout ratio on a consolidated basis.

In accordance with this policy, Toyota Tsusho intends to pay a fiscal year-end dividend of ¥8 per share in addition to its previously paid interim dividend of ¥8 per share for a total of ¥16 per share in fiscal 2009 dividends.

Additionally, to ensure future shareholder returns, Toyota Tsusho intends to invest internally retained funds toward further enhancing and strengthening its corporate foundation and expanding operations.

Although Toyota Tsusho’s Articles of Incorporation include a provision that enables retained earnings to be distributed to shareholders pursuant to a resolution of the Board of Directors in accordance with Article 459(1) of the Company Act to enable flexible distribution of earnings, Toyota Tsusho plans to maintain its usual practice of paying semiannual dividends for the time being.

Consolidated Balance Sheet (as at March 31, 2010)

(Millions of yen)

As of March 31, 2010
Assets
Current assets:
Cash and cash equivalents	170,714
Trade notes and accounts receivable	886,425
Inventories	386,019
Deferred tax assets	12,640
Other current assets	103,080
Less: allowance for doubtful receivables	(4,580)

Total current assets	1,554,301

Fixed assets:
Property and equipment:
Buildings and structures, net	100,653
Machinery, equipment and vehicles, net	53,117
Land	56,954
Leased assets, net	16,095
Construction in progress	6,546
Other, net	5,573

Total property and equipment	238,941

Intangible assets:
Goodwill	90,202
Leased assets	1,020
Other	18,187

Total intangible assets	109,409

Investments and other assets:
Investment securities	293,092
Investment in limited liability companies	33,097
Long-term loans receivables	5,061
Deferred tax assets	13,975
Prepaid pension cost	4,436
Other	43,122
Less: allowance for doubtful receivables	(20,891)

Total investments and other assets	371,894

Total fixed assets	720,245

Total assets	2,274,547

Liabilities
Current liabilities:
Trade notes and accounts payable	681,456
Short-term debt	257,997
Commercial paper	20,000
Lease obligations	3,679
Income taxes payable	11,743
Deferred tax liabilities-current	762
Reserve for directors’ bonuses	712
Other current liabilities	158,542

Total current liabilities	1,134,895

Long-term liabilities:
Bonds payable, less current portion	95,000
Long-term debt	342,141
Lease obligations	14,963
Deferred tax liabilities-non-current	7,801
Employees’ retirement benefits liabilities	13,586
Directors’ retirement benefits liabilities	752
Provision for guarantees	7
Provision for loss on withdrawal from business	4,155
Provision for compensation losses	2,333
Provision for losses on contracts	430
Other long-term liabilities	8,264

Total long-term liabilities	489,435

Total liabilities	1,624,331

Net assets
Shareholders’ equity:
Common stock	64,936
Capital surplus	154,367
Retained earnings	386,084
Treasury stock	(7,144)

Total shareholders’ equity	598,244

Valuation and translation adjustments:
Net unrealized gains on available-for-sales securities, net of taxes	21,105
Deferred gain (loss) on futures hedge	5,968
Foreign currency translation adjustments	(40,185)

Total valuation and translation adjustments	(13,111)
Stock warrants	1,322
Minority interests	63,760

Total net assets	650,215

Total liabilities and net assets	2,274,547

Consolidated Statement of Income (April 1, 2009 – March 31, 2010)	(Millions of yen)

Net sales	5,102,261
Cost of sales	4,821,470
Gross profit	280,790
selling, general and administrative expenses	225,199
Operating income	55,591
Other income:
Interest income	3,052
Dividend income	9,354
Equity in the earnings of unconsolidated subsidiaries and affiliates	7,364
Foreign exchange gain	3,675
Other income	9,280

Total other income	32,726

Other expenses:
Interest expense	14,263
Other expenses	6,674

Total other expenses	20,938

Ordinary income	67,379
Extraordinary income:
Gain on sale of property and intangible assets	804
Gain on operating of securities	2,553
Gain on reversal of allowance for doubtful receivables	148
Gain on reversal of provision for loss on withdrawal from business	112
Gain on change in equity interest	1,372
Gain on reversal of stock warrants	185

Total extraordinary income	5,178

Extraordinary losses:
Loss on disposal of property and intangible assets	1,032
Impairment of property and intangible assets	1,846
Loss on sale of securities	492
Loss on valuation of securities	2,889
Loss on sale of golf membership	0
Loss on valuation of golf membership	23
Loss on disposal of affiliates	357
Provision for guarantees	7
Provision for loss on withdrawal from businesses	779
Loss on change in equity interest	664

Total extraordinary losses	8,092

Income before income taxes and minority interests	64,465

Income tax expenses:
Current	23,135
Deferred	6,603

Total income tax expenses	29,739

Minority interests in earnings of consolidated subsidiaries and affiliates	7,386

Net income	27,339

Consolidated Statement of Changes in Net Assets (April 1, 2009 – March 31, 2010)	(Millions of yen	)

Shareholders’ equity
Common stock
Balance at end of previous year	64,936
Balance at end of year	64,936
Capital surplus
Balance at end of previous year	154,367
Balance at end of year	154,367
Retained earnings
Balance at end of previous year	365,130
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	27,339
Disposition of treasury stocks	(1)
Effect from change in scope of consolidated subsidiaries	(1,371)

Effect from change in scope of companies accounted for by the equity method	549
Other	44
Total increase (decrease)	20,953
Balance at end of year	386,084
Treasury stock
Balance at end of previous year	(6,749)
Increase (decrease) during the term
Purchase of treasury stocks	(404)
Disposition of treasury stocks	4
Other	5
Total increase (decrease)	(394)
Balance at end of year	(7,144)
Total shareholders’ equity
Balance at end of previous year	577,685
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	27,339
Purchase of treasury stocks	(404)
Disposition of treasury stocks	3
Effect from change in scope of consolidated subsidiaries	(1,371)
Effect from change in scope of companies accounted for by the equity method	549
Other	50
Total increase (decrease)	20,559
Balance at end of year	598,244
Valuation and translation adjustments
Net unrealized gain (loss) on available-for-sale securities
Balance at end of previous year	2,147
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	18,958
Total increase (decrease)	18,958
Balance at end of year	21,105
Deferred gain (loss) on futures hedge

Balance at end of previous year	(2,300)
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	8,269
Total increase (decrease)	8,269
Balance at end of year	5,968
Foreign currency translation adjustments
Balance at end of previous year	(46,613)
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	6,427
Total increase (decrease)	6,427
Balance at end of year	(40,185)
Total valuation and translation adjustments
Balance at end of previous year	(46,766)
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	33,654
Total increase (decrease)	33,654
Balance at end of year	(13,111)
Stock warrants
Balance at end of previous year	1,089
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	233
Total increase (decrease)	233
Balance at end of year	1,322
Minority interests
Balance at end of previous year	54,988
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	8,771
Total increase (decrease)	8,771
Balance at end of year	63,760
Total net assets
Balance at end of previous year	586,996
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	27,339
Purchase of treasury stocks	(404)
Disposition of treasury stocks	3
Effect from change in scope of consolidated subsidiaries	(1,371)
Effect from change in scope of companies accounted for by the equity method	549
Other	50
Net increase (decrease) during the term, except for items under shareholders’ equity	42,659
Total increase (decrease)	63,219
Balance at end of year	650,215

Notes to Consolidated Financial Statements

1. Basis of Preparation of Consolidated Financial Statements

1)	Scope of consolidation

Consolidated subsidiaries: 289 companies (domestic 67, overseas 222)

Toyota Steel Center Co., Ltd., Tomen Electronics Corporation, Tomen Devices Corporation, TDmobile Corporation, Toyotsu Chemiplas Corporation, Toyota Tsusho America, Inc., Toyota Tsusho Europe S.A., Toyota Tsusho (Thailand) Co., Ltd., Toyota Tsusho U.K. Ltd., Toyota Tsusho (Taiwan) Co., Ltd., Toyota Tsusho (Singapore) Pte. Ltd., Toyota Tsusho (Africa) Pty. Ltd., Toyota Tsusho (Shanghai) Co., Ltd., Toyota Tsusho (Guangzhou) Co., Ltd., Toyota Tsusho (Tianjin) Co., Ltd., Toyota Tsusho South Pacific Holdings Pty. Ltd., Business Car, Toyota East Africa Ltd., Toyota de Angola S.A., Tomen Power (Singapore) Pte. Ltd., Toyota Tsusho Petroleum Pte. Ltd., etc.

Unconsolidated subsidiaries: 79 companies (domestic 18, overseas 61)

Toyota Caucasus LLC, Toyota Tsusho Tekhnika LLC, and others.

2)	Companies accounted for by the equity method

Unconsolidated subsidiaries: 9 companies (domestic 1, overseas 8)

TK Logistica de Mexico S.de R.L.de C.V., TK Logistica do Brasil Ltda., etc.

Affiliated companies: 130 companies (domestic 18, overseas 112)

Sanyo Chemical Industries, Ltd., Eurus Energy Holdings Corporation, KPX Holdings Co., Ltd., etc.

Changes in scope of consolidation and application of the equity method:

Scope of consolidation:

Newly included: 26 companies

Excluded: 11 companies

Application of the equity method:

Newly applied: 14 companies

Discontinued: 10 companies

3)	Closing date of consolidated subsidiaries and related matters

(1)	Consolidated subsidiaries with closing dates that differ from the consolidated-account closing date

(March 31)

Company name	Closing date
Business Car:	End of December
Toyota Tsusho (Tianjin) Co., Ltd.:	End of December
Toyota Tsusho (Shanghai) Co., Ltd. and other 63 companies:	End of December

(2)	In preparing the consolidated accounts, consolidated subsidiaries’ financial statements as of their closing date were used if the closing date did not differ from the consolidated-account closing date by more than three months. However, necessary adjustments were made for important transactions that took place between the respective subsidiary’s closing date and the consolidated-account closing date. For consolidated subsidiaries with closing dates that differ from the consolidated-account closing date by more than three months, reasonable procedures similar to regular book-closing procedures were applied to the respective subsidiary’s accounts as of the consolidated-account closing date.

4)	Information on accounting standards

1)	Valuation standard and method for material assets

a.	Securities Held-to-maturity securities

Amortized cost method (primarily straight-line method)

Available-for-sale securities

Securities with market price

Market value based on the market price on balance sheet dates (net unrealized gains or losses on these securities are reported as a separate item in net assets, net of applicable income taxes. Sales costs are principally determined by the moving average method.)

Securities without market prices

At cost, determined principally by the moving average method.

2. Notes to Consolidated Balance Sheets

(1) Accumulated depreciation of tangible fixed assets	¥193,065 million
(2) Pledged assets
Pledged assets as collateral
Trade notes and accounts receivable	¥47 million
Inventories	¥835 million
Other current assets	¥3 million
Buildings and structures	¥3,176 million
Machinery, equipment and vehicles	¥1,955 million
Land	¥976 million
Investment securities	¥5,629 million
Total	¥12,624 million
Collateral secured obligations
Trade notes and accounts payable	¥3 million
Short-term loans payable and current portion of long-term debt	¥1,560 million
Long-term debt, less current portion	¥2,023 million
Total	¥3,586 million
(3) Guarantee obligations (incl. guarantee agreements etc.)	¥39,794 million
(4) Discount on export bills	¥24,819 million
(5) Breakdown of inventories
Finished goods and merchandise on hand	¥370,628 million
Work in progress	¥2,175 million
Raw materials and supplies	¥13,216 million
Total	¥386,019 million

3. Notes to Consolidated Statements of Changes in Net Assets
(1) Class and number of issued shares as of March 31, 2010
Common stock	354,056,516 shares

(2) Class and number of shares of treasury stock as of March 31, 2010
Common stock	4,030,290 shares

(3) Information on dividends

1)	Dividend payment

a. Matters approved at the 88th annual general shareholders’ meeting held on June 24, 2009, are as follows:

- Total amount of dividends:	¥2,804 million
- Dividends per share:	¥8.00
- Record date:	March 31, 2009
- Effective date:	June 25, 2009

b. Matters approved by the Board of Directors meeting held on October 30, 2009, are as follows:

- Total amount of dividends :	¥2,802 million
- Dividends per share:	¥8.00
- Record date:	September 30, 2009
- Effective date:	November 26, 2009

2)      Dividends with record dates attributable to, but effective dates after, the fiscal year ended March 31, 2010.

Matters approved at the 89 th annual general shareholders’ meeting held on June 25, 2010, are as follows:

- Total amount of dividends :	¥2,802 million
- Dividends per share:	¥8.00
- Record date:	March 31, 2010
- Effective date:	June 28, 2010

(4) Information on stock acquisition rights as of the end of consolidated fiscal year ended March 31, 2010

Date of approval at annual general shareholders’ meeting	June 27, 2006	June 26, 2007
Date of Board of Directors’ resolution approving issuance	July 25, 2006	July 31, 2007
Number of stock acquisition rights	5,720	8,580
Class of shares associated with stock acquisition rights	Common stock	Common stock
Number of shares issued or transferred upon exercise	572,000 shares	858,000 shares

Note:  Stock acquisition rights for which the exercise period has not begun are excluded.

4. Notes on Financial Instruments

(1) Information on financial instruments

The Group uses short-term deposits and other short-term financial instruments to manage its funds and obtains financing through loans from banks and other financial institutions.

The Group aims to reduce customers’ credit risk associated with trade notes and accounts receivable, in compliance with its business transaction management regulations. Investment securities held by the Group are mainly equities, and the Group values listed stocks quarterly at their market value.

The Group uses borrowings from banks and other financial institutions to finance its working capital and capital and business investments. To manage the risk of interest rate fluctuations on those long-term borrowings, the Group uses interest rate swaps to fix interest rate payments. In compliance with its internal control regulations, the Company uses derivatives within the scope of actual requirements. The Company does not use derivatives for speculation or trading.

(2) Information on fair market values of financial instruments

Carrying amount, market value, and difference between carrying amount and market value as of March 31, 2010 are as follows:

(Millions of yen)

	Amounts recorded on consolidated balance sheet	Market value	Difference
1) Cash and deposits	170,714	170,714	—
2) Trade notes and accounts receivable	881,845	881,845	—
3) Investment securities	152,521	147,487	(5,034)
4) Long-term loans	4,654	4,653	(0)

Total assets	1,209,736	1,204,701	(5,034)

5) Trade notes and accounts payable	681,456	681,456	—
6) Short-term loans payable	257,997	257,997	—
7) Commercial paper	20,000	20,000	—
8) Bonds	95,000	98,176	3,176
9) Long-term debt	342,141	347,362	5,221

Total liabilities	1,396,595	1,404,992	8,397

10) Derivative instruments	9,052	9,052	—

Total derivative instruments	9,052	9,052	—

Notes:

1.	Amounts of trade notes and accounts receivable and long-term loans do not include respective amount of allowance for doubtful accounts which is recorded separately.

2.	Information on method of estimating fair market values of financial instruments, and securities and derivative transactions

Fair market values of 1) cash and deposits, 2) Trade notes and accounts receivable, 5) Trade notes and accounts payable, 6) Short-term loans payable, and 7) Commercial paper are based on their respective book values as these instruments are short-term investments (i.e., settled in a short period of time) whose fair market values are almost the same as their book values.

3) Investment securities

Fair market value of investment securities is based on their market price at respective stock exchanges.

4) Long-term loans

Fair market values of long-term loans are computed by discounting future estimated cash flows by using interest rates applied otherwise to new loans with the same maturity in the same conditions.

8) Bonds

Fair market values of bonds are based on their market values as of the book closing date.

9) Long-term debt

Fair market values of long-term debts are computed by discounting estimated future cash flows by using interest rates applied otherwise to new debt arranged with the same maturity and in the same conditions. Interest rate swaps for long-term debts with floating interest rates qualify for “exceptional accounting” (tokurei-shori) (see 10) below), and their fair market values are included in the combined fair market value of principle and interest discounted using the interest rate which would be otherwise applied to a similar loan arranged.

10) Derivative instruments

Fair market values of derivative instruments are based on currency rates at foreign exchange markets and market prices at respective stock exchanges as of the book closing date. Derivative instruments qualifying for “exceptional accounting” (“Tokurei-shori”) are treated as part of the long-term debt for which they used as hedges, and fair market value of the instruments is included in the fair market value of the relevant long-term debt ( see 9) above).

3.	Unlisted stocks (140,571 million yen recorded on Consolidated Balance Sheets) are not included in (3) Investment securities because they do not have market values and estimating their fair market values is extremely difficult.

5. Notes to Per-share Information

(1) Net assets per share	¥1,671.68
(2) Net income per share	¥78.08

Report of Independent Auditor on the Consolidated Financial Statements

May 7, 2010

To the Board of Directors of

Toyota Tsusho Corporation

PricewaterhouseCoopers Aarata

Fusahiro Yamamoto
Designated and Engagement Partner
Certified Public Accountant

Yoshiaki Ozawa
Designated and Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements of Toyota Tsusho Corporation (the “Company”) for the fiscal year ended March 31, 2010 (April 1, 2009 through March 31, 2010), that included the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Net Assets, and Notes to Consolidated Financial Statements, pursuant to Article 444, paragraph 4, of the Companies Act of Japan. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor.

We conducted our audit in accord with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Audits are conducted on a test basis and involve assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the Group comprising the Company and its consolidated subsidiaries, and are in conformity with accounting principles generally accepted in Japan.

Our firms and their engagement partners have no interest in the Company which should be disclosed pursuant to the Certified Public Accountants Act.

Balance Sheet (as at March 31, 2010)

Amounts in millions of yen are rounded down to the nearest million yen

As of March 31, 2010
Assets
Current assets:
Cash and cash equivalents	108,888
Trade notes receivable	32,530
Accounts receivable - trade	560,076
Merchandise and finished goods	123,620
Goods in transit	20,810
Advance payments	1,896
Prepaid expenses	3,334
Accounts receivable - other	37,454
Short-term loans receivables	41,520
Deferred tax assets	3,231
Derivatives	9,278
Other current assets	2,495
Less: allowance for doubtful receivables	(3,723)

Total current assets	941,414

Fixed assets:
Property and equipment:
Buildings	9,313
Structures	1,056
Machinery and equipment	389
Vehicles	105
Tools, furniture and fixtures	853
Land	19,425
Leased assets	2,900
Construction in progress	23

Total property and equipment	34,067

Intangible assets:
Goodwill	99,731
Software	8,245
Leased assets	169
Software in progress	4,900
Other	266

Total intangible assets	113,313

Investments and other assets:
Investment securities	113,522
Affiliates’ shares	243,446
Investment in limited liability companies	10,718
Capital investments in affiliates	37,194
Long-term loans receivables	18,079
Prepaid pension cost	4,402
Derivatives	5,336
Claims in bankruptcy and rehabilitation etc.	20,868
Other	6,184
Less: allowance for doubtful receivables	(20,089)

Total investments and other assets	439,663

Total fixed assets	587,043

Total assets	1,528,458

Liabilities
Current liabilities:
Trade notes payable	75,112
Accounts payable - trade	380,598
Short-term debt	114,912
Commercial paper	20,000
Lease obligations	1,251
Accounts payable - other	58,053
Accrued expenses	6,973
Income taxes payable	332
Advances received	12,488
Deposits received	25,446
Unearned revenue	721
Derivatives liabilities	1,475
Reserve for directors’ bonuses	303
Other current liabilities	697

Total current liabilities	698,368

Long-term liabilities:
Bonds payable, less current portion	95,000
Long-term debt	312,515
Lease obligations	1,920
Deferred tax liabilities-non-current	16,173
Employees’ retirement benefits liabilities	3,828
Directors’ retirement benefits liabilities	90
Provision for guarantees	828
Provision for loss on withdrawal from business	1,899
Provision for compensation losses	2,333
Other long-term liabilities	2,476

Total long-term liabilities	437,065

Total liabilities	1,135,433

Net assets
Shareholders’ equity:
Common stock	64,936
Capital surplus
Capital reserve	154,367
Total capital surplus	154,367
Retained earnings
Legal reserve	6,699
Other retained earnings
General reserve	137,700
Retained earnings carried over	7,051
Total other retained earnings	144,751
Total retained earnings	151,451
Treasury stock	(6,882)

Total shareholders’ equity	363,872

Valuation and translation adjustments:
Net unrealized gains on available-for-sales securities, net of taxes	21,440
Deferred gain (loss) on futures hedge	6,389

Total valuation and translation adjustments	27,829
Stock warrants	1,322

Total net assets	393,025

Total liabilities and net assets	1,528,458

Consolidated Statement of Income (April 1, 2009 – March 31, 2010)

Net sales	3,218,804
Cost of sales	3,134,401
Gross profit	84,403
Selling, general and administrative expenses	95,544
Operating income (loss)	(11,141)
Other income:
Interest income	1,502
Dividend income	35,532
Foreign exchange gain	2,385
Other income	3,045

Total other income	42,465

Other expenses:
Interest expense	8,301
Other expenses	2,180

Total other expenses	10,482

Ordinary income	20,841
Extraordinary income:
Gain on sale of property and intangible assets	18
Gain on operating of securities	2,190
Gain on sale of affiliates’ shares and capital investments in affiliates	188
Gain on reversal of allowance for doubtful receivables	590
Gain on reversal of provision for loss on withdrawal from business	112
Gain on reversal of stock warrants	185

Total extraordinary income	3,286

Extraordinary losses:
Loss on disposal of property and intangible assets	297
Impairment of property and intangible assets	100
Loss on sale of securities	97
Loss on valuation of securities	654
Loss on sale of affiliates’ shares and capital investments in affiliates	243
Loss on valuation of affiliates’ shares and capital investments in affiliates	10,514
Loss on sale of golf membership	0
Loss on valuation of golf membership	1
Loss on disposal of affiliates	1,297
Provision for guarantees	230
Provision for loss on withdrawal from businesses	1,128

Total extraordinary losses	14,566

Income before income taxes and minority interests	9,561

Income tax expenses:
Current	37
Deferred	8,155

Total income tax expenses	8,192

Net income	1,369

Consolidated Statement of Changes in Net Assets (April 1, 2009 – March 31, 2010)

Shareholders’ equity
Common stock
Balance at end of previous year	64,936
Balance at end of year	64,936
Capital surplus
Capital reserve
Balance at end of previous year	154,367
Balance at end of year	154,367
Total capital surplus
Balance at end of previous year	154,367
Balance at end of year	154,367
Retained earnings
Legal reserve
Balance at end of previous year	6,699
Balance at end of year	6,699
Other retained earnings
General reserve
Balance at end of previous year	137,700
Balance at end of year	137,700
Retained earnings carried over
Balance at end of previous year	11,290
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	1,369
Disposition of treasury stocks	(1)
Total increase (decrease)	(4,238)
Balance at end of year	7,051
Total retained earnings
Balance at end of previous year	155,690
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	1,369
Disposition of treasury stocks	(1)
Total increase (decrease)	(4,238)
Balance at end of year	151,451
Treasury stock
Balance at end of previous year	(6,482)
Increase (decrease) during the term
Purchase of treasury stocks	(404)
Disposition of treasury stocks	4
Total increase (decrease)	(400)
Balance at end of year	(6,882)
Total shareholders’ equity
Balance at end of previous year	368,511
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	1,369
Purchase of treasury stocks	(404)
Disposition of treasury stocks	3
Total increase (decrease)	(4,638)
Balance at end of year	363,872

Valuation and translation adjustments
Net unrealized gain (loss) on available-for-sale securities
Balance at end of previous year	5,059
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	16,380
Total increase (decrease)	16,380
Balance at end of year	21,440
Deferred gain (loss) on futures hedge
Balance at end of previous year	(2,863)
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	9,253
Total increase (decrease)	9,253
Balance at end of year	6,389
Total valuation and translation adjustments
Balance at end of previous year	2,196
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	25,633
Total increase (decrease)	25,633
Balance at end of year	27,829
Stock warrants
Balance at end of previous year	1,089
Increase (decrease) during the term
Net increase (decrease) during the term, except for items under shareholders’ equity	233
Total increase (decrease)	233
Balance at end of year	1,322
Total net assets
Balance at end of previous year	371,797
Increase (decrease) during the term
Cash dividends paid	(5,606)
Net income	1,369
Purchase of treasury stocks	(404)
Disposition of treasury stocks	3
Net increase (decrease) during the term, except for items under shareholders’ equity	25,866
Total increase (decrease)	21,228
Balance at end of year	393,025

Notes to Non-Consolidated Financial Statements

1. Principle Accounting Policies

1)	Asset valuation standards and methods

a.	Shares of subsidiaries and associated companies

At cost, determined by the moving average method.

b.	Available-for-sale securities

Securities with market prices

Market value based on the market price on balance sheet dates (net unrealized gains or losses on these securities are reported as a separate item in net assets. Sales costs are determined by the moving average method.)

Securities without market prices

At cost, determined by the moving average method.

c.	Derivatives

Market value

d.	Inventories

Inventories held for sale in the ordinary course of business

At cost, determined by the moving average method (imported goods are carried at cost, determined by the identified cost method) and devalued as necessary to reflect diminished profit potential.

2)	Depreciation and Amortization of Fixed Assets

a.	Property and equipment (excluding leased assets)

Declining-balance method

Buildings (excluding accompanying facilities) that were acquired on or after April 1, 1998, are depreciated using the straight-line method.

b.	Intangible assets (excluding leased assets)

Straight-line method

The cost of computer software developed or obtained for internal use is capitalized and amortized using the straight-line method over its estimated useful life (five years).

c.	Leased assets

Assets leased under finance leases other than those involving title transfer

Straight-line method over the lease period with a residual value of nil at the end of the lease term

3)	Translation of foreign assets or liabilities to Japanese yen

Foreign currency denominated claims and obligations are translated into Japanese yen at the spot rate prevailing on the fiscal-year closing date. Foreign currency translation gains and losses are recorded on the income statement.

4)	Accounting standards for reserves and allowances

a.	Allowance for doubtful receivables

Allowances for doubtful receivables are recorded on the basis of historical loss experience for receivables and loans. For certain receivables and loans that are expected to default, specific allowances equivalent to the expected losses are established.

b.	Reserve for directors’ bonuses

To cover bonus payment to directors, annual provisions are made to the reserve for directors’ bonuses in the amount attributable to the respective fiscal year of the estimated total amount of bonuses payable in future.

c.	Employees’ retirement benefits liabilities

To cover the payment of employees’ retirement benefits, employees’ retirement benefits liabilities are added to in the amount deemed to have arisen within the fiscal year based on the estimated value of projected retirement benefit obligations and the fair value of pension assets as of fiscal year-end.

d.	Directors’ retirement benefits liabilities

To cover retirement benefits for auditors, directors’ retirement benefits liabilities are added to in the amount required by the Company’s internal regulations as of fiscal year-end.

e.	Provision for guarantees

To cover losses associated with guarantee obligations, a provision for guarantees is recorded in the amount of such losses the Company expects to incur, which is estimated based on the financial status of each guarantee.

f.	Provision for loss on withdrawal from business

To cover losses associated with transfers of or withdrawals from businesses, a provision for loss on withdrawal from business is recorded in the estimated amount of such losses.

g.	Provision for compensation losses

To cover losses associated with fulfillment of future compensation obligations, a provision for compensation losses is recorded in the estimated amount of such losses.

5)	Hedge accounting

Deferred-hedge method

6)	Consumption tax

Consumption tax is excluded from transaction amounts.

2. Notes to Consolidated Balance Sheets

(1) Accumulated depreciation of fixed assets	¥19,172 million
(2) Pledged assets
Pledged assets as collateral
Investment securities	¥5,629 million
(3) Guarantee obligations (including guarantee agreements)	¥66,575 million
(4) Discount on export bills	¥26,806 million
(5) Pecuniary claims and obligations to affiliates were as follows:
1) Short-term pecuniary claims	¥262,156 million
2) Long-term pecuniary claims	¥22,588 million
3) Short-term pecuniary obligations	¥102,092 million

3. Notes to Consolidated Statements of Income

Amount of transactions with affiliates
(1) Sales	¥1,015,748 million
(2) Purchase	¥540,610 million
(3) Non-operating transactions	¥30,387 million

4. Notes to Consolidated Statements of Changes in Net Assets

Class and number of treasury stock as of March 31, 2010
Common stock	3,800,698 shares

5. Notes on Tax-effect Accounting

Deferred tax assets are mainly related to the difference between the amount of allowance for doubtful account under business accounting and its amount under tax accounting, impairment loss on investment securities, impairment loss on stock holdings in affiliates, and loss carried forward, and are netted with valuation allowance. Deferred tax liabilities mainly relate to net unrealized gains on available-for-sale securities.

6. Notes on related party transactions

(1) Subsidiaries

Type	Company name	Location	Capital	Business lines	Ownership of voting rights (%)	Relationships with the Company		Description of transactions		Transaction amount (Millions of Yen)	Account titles	Ending balance (Millions of Yen)
						Directors’ concurrent posts	Operational relationship
Subsidiary	Toyota Tsusho America, Inc.	U.S.A.	US$ 90,000 thousands	Import, export, and wholesale activities	Direct ownership 100.00%	2 directors with concurrent posts; 0 director transferred	Sale and purchase of merchandise handled by the Company	Operational transactions	Sale of merchandise handled by the company	82,510	Trade accounts receivable	19,948
									Purchase of merchandise handled by the company	92,167	Notes payable	18,023
											Trade accounts payable	4,885
Subsidiary	Toyota Tsusho (Thailand) Co., Ltd.	Thailand	THB 60,000 thousands	Import, export, and wholesale activities	Direct ownership 49.00%	1 director with concurrent posts; 0 director transferred	Sale and purchase of merchandise handled by the Company	Operational transactions	Sale of merchandise handled by the company	74,101	Trade accounts receivable	23,247
									Purchase of merchandise handled by the company	11,833	Notes payable	4
											Trade accounts payable	1,104

Notes:

1.	Terms of transaction and policy of deciding the terms of transaction

The Company decides on pricing and other terms of transaction in the same manner as in general transactions, following individual negotiations.

2.	Transaction amount does not include consumption tax. Of outstanding claims and obligations, those related to transactions taxed with consumption tax include consumption tax.

(2) Other affiliates

Type	Company name	Location	Capital (millions of yen)	Business description	Ownership of voting rights (%)	Relationships with the Company		Description of transactions		Transaction amount (Millions of Yen)	Account titles	Ending balance (Millions of Yen)
						Directors’ concurrent posts	Operating relationship
Other affiliate	Toyota Motor Corporation	Toyoda, Aichi	397,049	Manufacture and sale of automobiles and automotive parts	Direct ownership (by the Company) 0.3% Direct ownership 21.9% Indirect ownership 0.3%	1 director with concurrent posts; 5 directors transferred	Sales of merchandise handled by the Company. The Company purchases Toyota Motor’s products.	Operating transactions	Sale of raw materials	217,352	Trade accounts receivable	34,177
									Purchase of automobiles	148,498	Trade accounts payable	13,775

Notes:

1.	Terms of transaction and policy of deciding terms of transaction

The Company decides on pricing and other terms of transaction in the same manner as in general transactions, following individual negotiations.

2.	Transaction amount does not include consumption tax. Of outstanding claims and obligations, those related to transactions taxed with consumption tax include consumption tax.

7. Notes to per-share information

(1) Net assets per share	¥1,118.33
(2) Net income per share	¥3.91

Report of Independent Auditors on the Non-consolidated Financial Statements

May 7, 2010

To the Board of Directors of

Toyota Tsusho Corporation

PricewaterhouseCoopers Aarata

Fusahiro Yamamoto
Designated and Engagement Partner
Certified Public Accountant

Yoshiaki Ozawa
Designated and Engagement Partner
Certified Public Accountant

We have audited the financial statements of Toyota Tsusho Corporation (the “Company”) for its 89th fiscal year ended March 31, 2010 (April 1, 2009 through March 31, 2010), that included the Balance Sheet, Statement of Income, Statement of Changes in Net Assets, Notes to Nonconsolidated Financial Statements, and supporting schedules, pursuant to Article 436, paragraph 2.1, of the Companies Act of Japan. The financial statements and supporting schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and supporting schedules based on our audit as independent auditor.

We conducted our audit in accord with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and supporting schedules are free of material misstatement. Audits are conducted on a test basis and involve assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of financial statements and supporting schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations of the Company, for the period covered by the financial statements and supporting schedules, and are in conformity with accounting principles generally accepted in Japan.

Our firms and engagement partners have no interest in the Company that should be disclosed pursuant to the Certified Public Accountants Act.

Report of Board of Corporate Auditors

We, the Board of Corporate Auditors of Toyota Tsusho Corporation (the “Company”), prepared this report after reviewing and discussing the individual audit reports made by each corporate auditor concerning the execution by directors of their duties during the Company’s 89th fiscal year, ended March 31, 2010 (from April 1, 2009 to March 31, 2010).

1. Outline of auditing method adopted by corporate auditors and the Board of Corporate Auditors

The Board of Corporate Auditors determined audit policy and plans for the fiscal year ended March 31, 2010. The Board obtained reports from each corporate auditor on the progress and results of audits, obtained reports from directors and the independent auditors on the execution of their duties, and requested explanation from those parties wherever necessary.

In accord with the audit standards for corporate auditors established by the Board of Corporate Auditors, and in accord with the audit policy and audit plans for the fiscal year ended March 31, 2010, each corporate auditor communicated with directors, the internal audit division, and other employees to collect information and establish an audit environment. In addition, each corporate auditor attended meetings of the Board of Directors and other important meetings, obtained reports from Directors and employees on the execution of their duties, requested explanations wherever necessary, reviewed documents on important management approvals, and investigated the Company’s operations and financial condition at the head office and major offices.

The corporate auditors also examined the status of the internal control system, which was established based on discussions and resolutions passed by the Board of Directors regarding the establishment of the system pursuant to Article 100, paragraph 1 and paragraph 3, of the Ordinance for Enforcement of the Companies Act. Such an internal control system is required so as to ensure that execution by directors of their duties is in conformity with laws and regulations and Articles of Incorporation and to ensure appropriateness of operations at stock companies. The corporate auditors also communicated and exchanged information with directors and corporate auditors of the Company’s subsidiaries and obtained reports on the operating status of those subsidiaries wherever necessary. Based on the methods stated above, the corporate auditors examined the Company’s Business Report and supporting schedules for the fiscal year ended March 31, 2010.

Moreover, the corporate auditors monitored and verified whether the independent auditors had maintained independence and had conducted appropriate audits as professionals, obtained reports, and, to the extent necessary, requested explanations from the independent auditors. The corporate auditors obtained reports from the independent auditors stating that they have established a “system for ensuring the appropriate execution of duties” (set forth in Article 131 of the Corporate Accounting Regulations) in accord with the “Quality Control Standard for Auditing” and other requirements. Based on the methods stated above, the corporate auditors examined the financial statements (Balance Sheet, Statement of Income, Statement of Changes in Net Assets, and Notes to Non-consolidated Financial Statements) and supporting schedules and the consolidated financial statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Net Assets, and Notes to Consolidated Financial Statements) for the fiscal year ended March 31, 2010.

2. Results of the Audit

(1)	Results of audit of Business Report and supporting schedules

This Board of Corporate Auditors finds:

(a)	that the Business Report and supporting schedules present fairly the conditions of the Company and are in conformity with the related laws and regulations and the Company’s Articles of Incorporation.

(b)	that, regarding the execution by directors of their duties, there were no instances of misconduct or material violation of the laws and regulations or the Articles of Incorporation;

(c)	that the resolutions made by the Board of Directors concerning internal control system were appropriate and that there are no exceptions to be cited herein concerning the execution by directors of their duties with respect to the internal control system.

(2)	Results of Audit of Financial Statements and Supporting Schedules

This Board of Corporate Auditors finds that the method and results of the audit conducted by PricewaterhouseCoopers Aarata, the independent auditor, are appropriate.

(3)	Results of Audit of Consolidated Financial Statements

This Board of Corporate Auditors finds that the method and results of the audit conducted by PricewaterhouseCoopers Aarata, the independent auditor, are appropriate.

May 10, 2010

Board of Corporate Auditors of

Toyota Tsusho Corporation

Shozo Hamana, Full-time Corporate Auditor

Tatsuya Kugo, Full-time Corporate Auditor

Tetsuro Toyoda, Outside Auditor

Kyoji Sasazu, Outside Auditor

Yukitoshi Funo, Outside Auditor